Contract nr. PT50890

Exhibit 6.10

COOPERATIVE RESEARCH AGREEMENT

BETWEEN

HYPERSCIENCES, INC

AND

SHELL INTERNATIONAL EXPLORATION AND PRODUCTION INC.

Contract Number PT50890

Contract nr. PT50890

PART 1 – COOPERATION AGREEMENT

THIS AGREEMENT IS MADE as of the 24th day of October, 2014, (the “Effective Date”) by:

HyperSciences, Inc, a company incorporated under the laws of Delaware with rights to do business in Washington State and Idaho and having its registered office at 1702 S. Rockwood Blvd, Spokane, WA 99203, United States of America hereinafter called “Contractor”.

and

SHELL International Exploration and Production, Inc., a company having an office at 3333 Highway 6 South, Houston, TX 77082, United States of America hereinafter called “Company”.

WHEREAS:

A.

Contractor has developed a hypervelocity drilling technology which can, among others, be applied in the area of terrestrial subterranean oil, gas and geothermal natural resources . This technology  may lead up to 10x improvement in drilling energy efficiency thru direct repetitive impact transfer to the rock face.  (the “Technology”);

B.

Contractor seeks funding to further research, develop and demonstrate the Technology in the area of terrestrial subterranean oil, gas and geothermal natural resources;

C.

Company is willing to provide such funding on the terms and conditions set forth in this Agreement;

D.

Company wishes to obtain certain Intellectual Property Rights in return of its funding, in the in the area of terrestrial subterranean oil, gas and geothermal natural resources;

E.

Company wishes to obtain the possibility to further invest in the future of the development work; and

F.

Contractor is willing to carry out such development work.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.

DEFINITIONS & INTERPRETATION

(a)

In this Agreement unless otherwise defined, all capitalised words and expressions will have the same meanings as are assigned to them in PART 2 - GENERAL TERMS and PART 3 COOPERATION.

(b)

The Agreement is comprised of the following Parts:

PART 1 – COOPERATION AGREEMENT

PART 2 –GENERAL TERMS

Section 2A – General Terms and Conditions

Section 2B – Intellectual Property

 PART 1, page 1

Contract nr. PT50890

PART 3 - COOPERATION

Section 3A – The Work, Results and Delivery Schedule

Section 3B – Payment Schedule and Invoicing Instructions

Section 3C – Shell Further Rights for Participation

2.

PRECEDENCE

The Agreement will be read as and form one document and, in the event of conflict or inconsistency between Parts, notwithstanding anything herein to the contrary, the provisions of PART 2 – Section 2B - Intellectual Property shall have precedence over all other provisions of this Agreement and all other sections will be given precedence in the order as listed in Clause 1.b above.

3.

COMMENCEMENT AND DURATION

Except as otherwise provided herein, this Agreement shall come into effect upon the date first written above, and shall continue in force until the date of completion or termination of the Work, which may be extended by mutual consent of the Parties through a written amendment.

4.

NOTICES

All notices and communications must be in writing and delivered by international courier, registered or certified mail, or fax with receipt acknowledged.

Contractor Focal Point:	Company Focal Point:
Mark C. Russell	Hans Haringa
Lead Engineer, CEO	PTI/IP – GameChanger

1702 S Rockwood Blvd	Shell Global Solutions International B.V.
Spokane	Kessler Park 1
WA 99203	2288 GS Rijswijk
USA	The Netherlands
T: + 1 509 994 8577
E: mrussell@energeticx.net
T: +31 70 447 4204
E: hans.h.haringa@shell.com

A party may change it focal point on notice to the other party.

5.

COUNTERPART EXECUTION

This Agreement may be signed in any number of counterparts all of which together will constitute a single instrument.

IN WITNESS WHEREOF the Parties have caused this Agreement to be signed by their duly authorized representatives at the places and on the dates specified below.

 PART 1, page 2

Contract nr. PT50890

SHELL International Exploration and Production, Inc.	HyperSciences, Inc
Signature: /s/ Marian Marino	Signature: /s/ Mark C. Russell
Name: Marian Marino	Name: Mark C. Russell
Title : Manager Gamechanger	Title : CEO
Date: Oct. 28, 2014	Date: October 24th, 2014
Place: Houston, TX 77082	Place: Spokane, WA 99203

 PART 1, page 3

Contract nr. PT50890

PART 2 – GENERAL TERMS

COOPERATION AGREEMENT

BETWEEN

HyperSciences, Inc

AND

SHELL INTERNATIONAL EXPLORATION AND PRODUCTION, INC.

Section 2A – General Terms And Conditions

Section 2B - Intellectual Property

 PART 2, page 1

Contract nr. PT50890

Contents

1.

DEFINITIONS

3

2.

INTERPRETATION

7

3.

THE WORK

8

4.      FURTHER RIGHTS OF PARTICIPATION / COMMERCIALISATION

9

5.

PROJECT RESULTS

9

6.

FORCE MAJEURE

9

7.

REMUNERATION AND PAYMENT

9

8.

RIGHTS IN RESULTS – INTELLECTUAL PROPERTY

10

9.

CONFIDENTIALITY OBLIGATIONS

10

10

WARRANTIES

11

11.

LIABILITY, INDEMNIFICATION AND INSURANCE

11

12.

 TAXATION

18

13.

 COMPLIANCE WITH BUSINESS PRINCIPLES; LAWS; EXPORT REGULATION

19

14.

 HSSE

20

15.

AUDIT RIGHTS, INTERNAL CONTROLS AND RECORDS KEEPING

22

16.

ASSIGNMENT AND SUB-CONTRACTING

22

17.

AMENDMENTS AND VARIATIONS

22

18.

TERMINATION

23

19.

GOVERNING LAW AND DISPUTE RESOLUTION

24

20.

ENTIRE AGREEMENT

25

21.

SEVERABILITY

25

22.

NON–EXCLUSIVE RELATIONSHIP

25

23.

WORK PERFORMED ON PARTIES’ PREMISES

25

SECTION 2B – INTELLECTUAL PROPERTY

29

 PART 2, page 2

Contract nr. PT50890

Section 2A – General Terms And Conditions

1.

DEFINITIONS

“ Affiliate ”  when used in reference to Company, shall mean :

Royal Dutch Shell plc and any Person other than Company  which is at the time in question directly or indirectly controlled by Royal Dutch Shell plc; and

Any Party which is at the time in question managed or operated by Company or a Person as defined above; or to which Company or a company defined above is providing services under a construction, operating or technical services agreement under the term pursuant to which the parties perform research and development on a cost sharing basis.

For purposes of the definition, a Person is (i) directly controlled by another Person if that latter Person legally owns fifty per cent (50%) or more of the voting rights attached to the issued share capital of the first mentioned Person; and (ii) is indirectly controlled by another Person if a series of Persons can be specified, beginning with that latter Person and ending with the first mentioned Person, so related that each Person of the series (except the latter company) is directly controlled by one or more of the Persons earlier in the series;

“ Affiliate ”  when used in reference to Contractor shall mean any company which is at the time in question directly or indirectly controlled by Contractor; and

Any Party which is at the time in question managed or operated by Company or a Person as defined above; or to which Company or a company defined above is providing services under a construction, operating or technical services agreement under the term pursuant to which the parties perform research and development on a cost sharing basis.

For purposes of the definition, a Person is (i) directly controlled by another Person if that latter Person legally owns fifty per cent (50%) or more of the voting rights attached to the issued share capital of the first mentioned Person; and (ii) is indirectly controlled by another Person if a series of Persons can be specified, beginning with that latter Person and ending with the first mentioned Person, so related that each Person of the series (except the latter company) is directly controlled by one or more of the Persons earlier in the series;

“ Affiliate of Shell ” means any Affiliate of Royal Dutch Shell plc.;

“ Agreement ” this technology collaboration framework agreement and its Appendices as well as any amendments thereto agreed in writing between the Parties;

“ Anti-Bribery Laws ” means the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010 (as amended from time to time) and all other applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit the bribery of, or the providing of unlawful gratuities, Facilitation Payments or other benefits to, any Government Official or any other person;

“ Applicable Laws ” means in relation to a Person, property or circumstance, statutes (including regulations enacted thereunder); judgments and orders of courts of competent jurisdiction; rules, regulations and orders issued by government agencies, authorities and other regulatory bodies; and

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Contract nr. PT50890

regulatory approvals, permits, licenses, approvals and authorizations; that are applicable to such Person, property or circumstance.

“ Company ” means the party who is the “Company” under the Agreement.

“ Company Group ” means:

(a)

Company and its Affiliates;

(b)

where Company is not a Shell Contractor, Company’s Co-venturers, if any;

(c)

where Company is a Shell Contractor, either the Shell JV or the Affiliate of Shell, as applicable, for which the Shell Contractor is performing work to which Scope relates, and the Affiliates and Co-venturers, if any, of the Shell JV or Affiliate of Shell, as applicable; and

(d)

the respective directors, officers and employees, (including agency personnel) and assignees of Persons under (a) and (b) or (a) and (c) as applicable,

but will exclude any Person of the Contractor Group.

A reference to Company Group includes a reference to each and any of its members severally.

“ Company Group Worksite ” means a Worksite of Company Group.

“ Company Information ” means any information or data, including but not limited to written, verbal and visual information and data, which is received or obtained by Contractor either directly or indirectly from Company and/or an Affiliate of Shell in connection with the Work and shall include, without limitation, any data as referred to in PART 2 – Section 2B – Intellectual Property;

“ Confidential Information ” means either Contractor Information or Company Information as appropriate from the text;

“ Consequential Loss ” will mean (i) indirect or consequential losses and/or (ii) loss of production, loss of product, loss of use and loss of revenue, profit or anticipated profit (in all cases, whether direct, indirect or consequential) and whether or not such losses were foreseeable at the time of entering into the Agreement.

“ Contract Price ” means the price for the whole of the Scope specified in or calculated in accordance with the Agreement.

“ Contractor ” means the party who is the “Contractor” under the Agreement.

“ Contractor Group ” means Contractor, its Subcontractors, its and their Affiliates, its and their respective directors, officers and employees (including agency personnel), but will not include any member of the Company Group. A reference to Contractor Group includes a reference to each and any of its members severally.

“ Contractor Group Worksite ” means any Worksite of Contractor Group.

“ Contractor Information ” means any information or data, including but not limited to written, verbal and visual information and data, related to design methodologies and practices, as well as Intellectual Property Rights, developed by Contractor before the date of this Agreement , in the free possession of Contractor at the effective date of this Agreement or created by Contractor independently of the performance of the Work;;

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Contract nr. PT50890

“ Co-venturer ” means any other Person with whom Company  is, from time to time, a party to a joint operating agreement, a joint venture or equivalent shareholder agreement, unitization agreement or similar agreement relating to the operations for which Scope is being supplied and the successors in interest of such Co-venturer or the assignees of any interest of such Co-venturers.

 “ Facilitation Payments ” means payments to facilitate or expedite performance of a routine governmental action which is an action which is commonly performed by a Government Official;

“ Goal Zero ” means the principle of relentlessly pursuing no harm to people and no significant incidents;

  “ Governmental Charges ” means charges any Party is required or permitted to collect from or pay to others, by a governmental or quasi-governmental authority, or any successor of any such charges;

“ Government Official ”means any official or employee of any government, or any agency, ministry, department of a government (at any level), person acting in an official capacity for a government regardless of rank or position, official or employee of a company wholly or partially controlled by a government (for example, a state owned oil company), political party and any official of a political party; candidate for political office, officer or employee of a public international organisation, such as the United Nations or the World Bank, or immediate family member (meaning a spouse, dependent child or household member) of any of the foregoing;

“ Intellectual Property Rights ” shall mean any rights in or to copyrights, patents, patent applications, trademarks, registrations, recordings, inventions and discoveries patentable or not, trade names, logos, ideas and concepts, trade secrets, trade names, logos, confidential technical information, technology, know-how, goodwill, reports, drawings, specifications, calculations, computer software (including computer aided design models), and any other similar rights, any renewals, extensions or modifications of the foregoing, including the right to apply for and register such rights and to sue for infringement or misappropriation of such rights, or any other intellectual or industrial property right of any nature whatsoever in any part of the world.

“ Laws ” means all applicable national, municipal or state statutes, ordinances or other laws (including but not limited to Anti-Bribery Laws), regulations, by-laws or any rules, codes or directions or any licence, consent, permit, authorisation or other approval required by any public body or authority, local or national agency, department, inspector, ministry, official or public or statutory person (whether autonomous or not);

 “ Party ” means either Company or Contractor as the context requires and "Parties" shall mean Company and Contractor collectively;

“ Person ” means any individual, entity, partnership, limited partnership, firm, trust, body corporate, company, corporation, government, governmental body, agency or instrumentality, unincorporated body of persons or association;

“ Punitive Liability ” means, in respect of a Person, punitive and/or exemplary damages, fines and/or penalties payable by the Person as ordered by a court of competent jurisdiction or any applicable government authority.

“ Purchase Order ” means an order by Company issued to Contractor for the respective, purchase of the Work hereunder;

 PART 2, page 5

Contract nr. PT50890

“ Related Party ”means in relation to a Party

(i)

any of its Affiliates;

(ii)

any person employed by that Party or its Affiliates;

(iii)

any director or other officer of that Party or its Affiliates; and

(iv)

any person acting for or on behalf of that Party or its Affiliates.

“ Remedial Actions ” means, in respect of a breach of warranty in Clause 6, all actions required to remedy the breach of warranty, including all required services, goods, alterations, modifications, repairs, replacements and/or dismantling, accessing, removing, procuring, transporting, supplying, installing and testing and inspecting, subject only to the warranty limitations described in Clause 6.

“ Results ” means any tangible items to be achieved as Results of the Work as specified in PART 3 – Section 3A to this Agreement;

 “ Scope ” means the scope, and any and all relevant portions thereof as the context dictates, that Contractor is required to supply in accordance with PART 3 - Section 3A including the delivery of the Results and the performance of the Services (as applicable).

“ Services ” means services to be supplied or supplied by Contractor under the Agreement (including pursuant to a Variation Order or Remedial Actions), and including the results of such Services.  The term Services will include, where the Services contemplate delivery of a system or works, such System or Works.

“ Shell Contractor ” means a Person acting as a contractor of: (i) an Affiliate of Shell or (ii) a Shell JV;

“ Shell JV ” means a Person in which Company or an Affiliate of Shell has a direct or indirect ownership interest, who is not an Affiliate of Shell;

“ Subcontract ” means any contract between Contractor and any third party, or any subcontract between the third party and other parties, and subcontracts thereof, for the supply of any Scope.

“ Subcontractor ” means any party, other than Contractor, to a Subcontract.

“ System ” means the System described in PART 3 – Section 3A - The Work, Results and Delivery Schedule, to be further developed under and pursuant to the terms of this Agreement;

“ Third Party ” means any person or entity other than the Parties or any Related Party of either Party;

“ Variation ” means a modification or alteration of, amendment or addition to, or deletion of Scope, including to Delivery Points or Delivery Dates.

“ Variation Order ” means a written order endorsed by an authorized representative of Company for a Variation.

“ Work ” means the development of the Results;

“ Worksite ” means all the lands, waters and other places on, under, in or through which activities in connection with a Project are to be carried out, including manufacturing, fabrication and storage facilities, offshore installations, floating construction equipment, vessels offices, workshops, camps or messing facilities for Parties’ personnel;

 PART 2, page 6

Contract nr. PT50890

“ Willful Misconduct ” means any act or omission done or omitted with reckless disregard for foreseeable and harmful consequences, including, without limitation, the deliberate copying of works protected by copyright or misuse of confidential information.

2.

INTERPRETATION

2.1

Relationship of the parties

Company and Contractor specifically and expressly disclaim any intention to create a partnership, joint venture, or to appoint any party as the agent of the other.  Nothing in the Agreement will result in Company being a partner of Contractor nor impose any partnership obligation on either party.  The Agreement does not confer any authority on either Party  to enter into any commitment on behalf of the other Party.

2.2

Entire Agreement

The Agreement constitutes the whole and only agreement between Company and Contractor relating to the Results and Work and supersedes any other agreement, document or pre-contractual statement relating to the same subject matter. Subject to fraud, a party will have no right of action against any other party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Agreement. For the purposes of this clause, “ pre-contractual statement ” includes any agreement, undertaking, representation, warranty, promise, assurance, arrangement or draft of any nature whatsoever, whether or not in writing, relating to the subject matter of the Agreement and which is not repeated in the Agreement, made by any person at any time before the date of the Agreement. Notwithstanding the foregoing, unless otherwise agreed, the Agreement will not supersede or replace any confidentiality agreement between the parties in respect of confidential information (as defined in such agreements) exchanged prior to the Effective Date.

2.3

Survival

Except as otherwise expressly provided herein, completion of the the Results and Work or termination or expiration of the Agreement will not affect the continuing rights and obligations of Company and Contractor under any provision herein that is expressed or intended to survive such completion, termination or expiration or that is required to give effect to such termination, completion or expiration or the consequences of such termination, completion or expiration. Without limiting the foregoing, the terms and conditions contained in the Agreement include confidentiality, the intellectual property rights granted under Part 2B Clause 3.2, Part 3 – Section 3C – Shell Further Rights of Participation, audit rights, warranties, dispute resolution, obligations related to termination and provisions related to interpretation, all survive termination and expiry of the Agreement for the benefit of the party to whom they are given.  In addition, the expiry or termination of the Agreement does not discharge or release either party from any liability or obligation accrued at the time of such expiry or termination or continuing beyond or arising out of such expiry or termination.

2.4

Successors

The Agreement will bind and enure to the benefit of the successors and permitted assigns of the Parties.

 PART 2, page 7

Contract nr. PT50890

2.5

No Waiver

A party’s waiver of any breach of the other party's obligations will not be binding unless the waiver is in writing, signed by a duly authorized representative of the waiving party, and no waiver will limit or affect the waiving party's rights with respect to any other or future breach.  The single or partial exercise of any right, power or remedy provided by law or under the Agreement, as the case may be, will not preclude any other or further exercise of it or the exercise of any other right, power or remedy.  No delay or omission on the part of either party hereto to exercise any right or remedy under any Agreement will be construed or operated as a waiver thereof nor will any single or partial exercise of any right or remedy as the case may be.  Company and Contractor will retain all rights and remedies, both under the Agreement and at law that either may have against the other.

2.6

Invalidity

If any provision of the Agreement should be invalid, illegal or unenforceable in any respect or in any circumstance, the validity, legality or enforceability of such provision in any other respect or circumstance will not in any way be affected or impaired thereby and the parties will endeavour to replace the invalid, illegal or unenforceable provision with a similar provision and the validity, legality or enforceability of the remaining provisions of the Agreement will not in any way be affected or impaired thereby.

2.7

Further Assurances

The parties will from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as will be reasonably required in order to fully perform and carry out the terms of the Agreement.

2.8

Language of Contract

The Agreement and all notices, correspondence and other documents ancillary thereto will be drawn up in the English language only.

2.9

Amendments

Amendments to the Agreement will not be effective unless in writing and duly executed on behalf of Company and Contractor by their authorized representatives.

2.10

Interpretation of Terms

(a)

The terms “including” and “includes” mean “including without limitation” and “includes without limitation”.

(b)

Use of the verb “will” creates a present and ongoing obligation, unless the context otherwise requires.

(d)

Whenever the singular or masculine or neuter is used in the Agreement, it will be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa , as the context requires.

(e)

Where a term is defined herein, a derivative of such term will have a corresponding meaning unless the context otherwise requires.

(f)

Headings will not be used to interpret the Agreement.

3.

THE WORK

 PART 2, page 8

Contract nr. PT50890

3.1

The contribution of each Party in relation to the creation of the Results of a Project, including all required information, shall be as set out in PART 3 – Section 3A – The Work, Results and Delivery Schedule.

3.2

Contractor undertakes to carry out the Work with due diligence, skill and care, applying all relevant material knowledge and expertise at its disposal and in accordance with the requirements specified in this Agreement. Contractor shall use its best endeavors to carry out the Work in accordance with timeline as specified in PART 3 – Section 3A – The Work, Results and Delivery Schedule or as otherwise agreed in writing between the Parties.

3.3

To the extent that any part of the Work is carried out outside the premises of Contractor, Contractor shall inform Company in advance and take into account any reasonable advice from Company in respect of such Work from an HSSE perspective. Should the parties agree to any field testing to be carried out at the premises of an Affiliate of Shell, such field testing will be subject to a separate agreement between Contractor and the Affiliate in question.

4.

FURTHER RIGHTS OF PARTICIPATION / COMMERCIALISATION

For Company’s participation in this research collaboration, Company will be granted righs of commercialisation as specified in PART 2 – Section 2B – Intellectual Property  of this Agreement.

5.

PROJECT RESULTS

The ownership and use rights of each Party in relation to the Results of a Project shall be agreed between the Parties for each Project and set out in PART 2 – Section 2B – Intellectual Property.

6.

FORCE MAJEURE

No failure or omission by any Party to carry out or observe any of the stipulations, conditions or obligations to be performed hereunder shall, be deemed to be in breach of this Agreement for so long as such failure or omission arises from any cause beyond the reasonable control of that Party. The Party in question will inform the other Party as soon as possible regarding any such force majeure situation.

If and when the force majeure has continued for a period of three months, Parties will consult each other regarding continuation or termination of the project and/or the agreement.

7.

REMUNERATION AND PAYMENT

7.1

The allocation of remuneration/payment/financial contribution of each Party in relation to the Results of a Project shall be agreed between the Parties in PART 3 – Section 3B – Payment Schedule and Invoicing Instructions.

7.2

The sums specified for payment by Company under PART 3 – Section 3B – Payment Schedule and Invoicing Instructions include all tax and Governmental Charges, which are to be paid by Contractor or to be withheld by Company, but excludes Indirect Taxes as refered to under Clause 12.1. Such Indirect Taxes are payable in addition to any payment due to Contractor under this Agreement. Contractor assumes full and exclusive liability (which shall not be passed on to

 PART 2, page 9

Contract nr. PT50890

Company) for payment of all taxes and governmental charges as imposed by any local or national government of any country arising from the receipt of the payment under Clause 7.1.

7.3

Unless agreed otherwise between the Parties and set out in the Purchase Order, all costs and expenses incurred by each Party in performance of the Project shall be for its own account.

7.4

Each Party shall be solely liable for employee compensation or remuneration due to inventors of such Party, including but not limited to employees, students, directors, consultants, contractors, subcontractors and agents of such Party and any entity related to it under any intellectual property legislation.

8.

RIGHTS IN RESULTS – INTELLECTUAL PROPERTY

8.1

Company and Contractor agree that all rights, titles and interests in the Results and Intellectual Property Rights shall be allocated in accordance with PART 2 – Section 2B – Intellectual Property.

9.

CONFIDENTIALITY OBLIGATIONS

9.1

Save in respect of the Results, which shall be the subject of Clause 8, each Party (the “Recipient”) shall during the term of this Agreement and for a period of ten (10) years thereafter:

(a)

keep secret and confidential all Confidential Information disclosed to it by any other Party (the “Disclosing Party”) and shall not disclose or permit it to be made available to any person, firm or company (except to the Affiliates of the Recipient and its and their employees or sub-contractors who shall be obliged by the Disclosing Party to treat the Confidential Information as confidential and in the same manner and to an equivalent extent as provided for herein with regard to confidentiality, disclosure and use) without the Disclosing Party’s prior written consent;

(b)

use the Confidential Information of the other Party solely in connection with the Work including its further development or commercialisation or exploitation of the Results to the extent agreed between the Parties hereunder ;

(c)

upon termination of this Agreement, either return the Confidential Information and all copies of it to the Disclosing Party, or at the Disclosing Party’s request, confirm in writing to the Disclosing Party that all Confidential Information and all copies of it have been destroyed, save as required by law, on the understanding that the Recipient may retain one copy of such information to determine its obligations in respect of such information.

9.2

Nothing in Clause 9.1 shall apply to any information or data which:

(a)

at the time of its disclosure is in, or subsequently comes into the public domain (other than due to a breach of this Agreement);

(b)

is disclosed by the Disclosing Party on a non-confidential basis;

 PART 2, page 10

Contract nr. PT50890

(c)

was lawfully in the possession of the Recipient or any of its Affiliates prior to the date of the disclosure;

(d)

is subsequently received by the Recipient or any of its Affiliates from a Third Party without any obligation of confidentiality;

(e)

is required to be disclosed by the Recipient or any of its Affiliates by Applicable Law or order of a court of competent jurisdiction or government department or agency or by any recognised stock exchange; or

(f)

was developed independently of its receipt of Confidential Information, by the Recipient, or any of its Affiliates or (sub-)contractors.

9.3

The Parties acknowledge that damages alone would not be an adequate remedy for breach of any of the provisions of this Clause 9.  Accordingly any Party may,  seek specific performance or other equitable relief for any threatened or actual breach of this clause in respect of its Confidential Information by the other Party.

10

WARRANTIES

10.1

Company and/or Affiliates of Shell make no representation and give no warranty as to the accuracy of Company Information and/or as to its satisfactory quality or fitness for Contractor's purpose. Contractor receives and uses Company Information at its own risk.

10.2

Contractor warrants that the Results are the sole and original work of the employees of Contractor, or that Contractor fully owns the rights to such Results.

10.3

Contractor makes no representation and gives no warranty as to the accuracy of Contractor Information and/or its satisfactory quality, fitness or suitability for Company's purpose other than as stated in PART 3 – Section 3A - The Work, Results and Delivery Schedule. Company and/or Affiliates of Shell receive and use Contractor Information and the Results at their own risk.

10.4

Company acknowledges that Contractor, except as provided in Clauses 3.1, 10.2 and 10.3 makes no representation and extends no warranty, express or implied and assumes no responsibilities whatsoever with respect to the completeness, utility or accuracy of any Results, merchantability or fitness for a particular purpose, or the freedom from infringement of any third party Intellectual Property Rights by Company's use of the Results. Notwithstanding the foregoing Contractor represents and warrants that to the best of its knowledge any use by Company of the Results does not infringe any third party Intellectual Property Rights.

11.

LIABILITY, INDEMNIFICATION AND INSURANCE

11.1

LIABILITY AND  INDEMNIFICATION

11.1.1

CONTRACTOR PEOPLE AND PROPERTY

CONTRACTOR WILL BE RESPONSIBLE FOR AND WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS COMPANY GROUP FROM AND

 PART 2, page 11

Contract nr. PT50890

AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS (INCLUDING LEGAL FEES), EXPENSES AND LIABILITIES IN RESPECT OF:

LOSS OF OR DAMAGE TO THE PROPERTY OF CONTRACTOR GROUP WHETHER OWNED OR LEASED BY CONTRACTOR GROUP AND, WITHOUT LIMITING THE FOREGOING, LOSS OF OR DAMAGE TO PROPERTY OF COMPANY GROUP FOR WHICH CONTRACTOR GROUP HAS RISK OF LOSS AND/OR DAMAGE UNDER THE AGREEMENT; AND

PERSONAL INJURY INCLUDING DEATH OR DISEASE TO ANY PERSON EMPLOYED BY CONTRACTOR GROUP;

ARISING FROM OR RELATING TO THE PERFORMANCE OF THE AGREEMENT.

11.1.2

COMPANY PEOPLE AND PROPERTY

COMPANY WILL BE RESPONSIBLE FOR AND WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRACTOR GROUP FROM AND AGAINST ANY CLAIMS, LOSSES, DAMAGES, COSTS (INCLUDING LEGAL FEES), EXPENSES AND LIABILITIES IN RESPECT OF:

LOSS OF OR DAMAGE TO THE PROPERTY OF COMPANY GROUP (EXCLUDING PROPERTY FOR WHICH CONTRACTOR GROUP HAS RISK OF LOSS AND/OR DAMAGE UNDER THE AGREEMENT) WHETHER OWNED OR LEASED BY COMPANY GROUP, SUBJECT TO COMPANY’S RIGHTS AND REMEDIES WITH RESPECT TO SCOPE UNDER THE AGREEMENT, INCLUDING WARRANTY; AND

PERSONAL INJURY INCLUDING DEATH OR DISEASE TO ANY PERSON EMPLOYED BY COMPANY GROUP;

ARISING FROM OR RELATING TO THE PERFORMANCE OF THE AGREEMENT.

11.1.3

THIRD PARTY CLAIMS

CONTRACTOR WILL BE RESPONSIBLE FOR AND WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS COMPANY GROUP FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS (INCLUDING LEGAL FEES), EXPENSES AND LIABILITIES IN RESPECT OF PERSONAL INJURY INCLUDING DEATH OR DISEASE OR LOSS OF OR DAMAGE TO THE PROPERTY OF ANY THIRD PARTY TO THE EXTENT AND IN THE PROPORTION THAT ANY SUCH INJURY, LOSS OR DAMAGE IS CAUSED BY THE NEGLIGENCE OF CONTRACTOR GROUP.  COMPANY WILL BE RESPONSIBLE FOR AND WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRACTOR GROUP FROM AND AGAINST ANY CLAIMS, LOSSES, DAMAGES, COSTS (INCLUDING LEGAL FEES), EXPENSES AND

 PART 2, page 12

Contract nr. PT50890

LIABILITIES IN RESPECT OF PERSONAL INJURY INCLUDING DEATH OR DISEASE OR LOSS OF OR DAMAGE TO THE PROPERTY OF ANY THIRD PARTY TO THE EXTENT AND IN THE PROPORTION THAT ANY SUCH INJURY, LOSS OR DAMAGE IS CAUSED BY THE NEGLIGENCE OF COMPANY GROUP.  OTHERWISE, CONTRACTOR GROUP AND COMPANY GROUP WILL BE LIABLE TO THIRD PARTIES AS DETERMINED BY APPLICABLE LAWS.  FOR THE PURPOSES OF THIS CLAUSE “THIRD PARTY” MEANS ANY PARTY THAT IS NOT A MEMBER OF CONTRACTOR GROUP OR COMPANY GROUP.

11.1.4

CONTRACTOR POLLUTION

NOTWITHSTANDING ARTICLE 11.1.3 AND EXCEPT AS PROVIDED BY ARTICLES 11.1.2(A) AND 11.1.2(B), CONTRACTOR WILL BE RESPONSIBLE FOR AND WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS COMPANY GROUP FROM AND AGAINST ANY CLAIMS, LOSSES, DAMAGES, COSTS (INCLUDING LEGAL FEES), EXPENSES AND LIABILITIES ARISING FROM POLLUTION AND/OR CONTAMINATION ARISING FROM OR RELATING TO THE PERFORMANCE OF THE AGREEMENT WHERE:

SUCH POLLUTION AND/OR CONTAMINATION OCCURS ON THE PREMISES OF CONTRACTOR GROUP; OR

SUCH POLLUTION AND/OR CONTAMINATION EMANATES FROM THE PROPERTY OF OR EQUIPMENT OWNED OR LEASED BY CONTRACTOR GROUP OR FROM PROPERTY OF COMPANY GROUP FOR WHICH CONTRACTOR GROUP HAS RISK OF LOSS AND/OR DAMAGE UNDER THE AGREEMENT.

11.1.5

COMPANY POLLUTION

NOTWITHSTANDING ARTICLE 11.1.3 AND EXCEPT AS PROVIDED BY ARTICLES 11.1.1(A), 11.1.1(B) AND 11.1.4, COMPANY WILL BE RESPONSIBLE FOR AND WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRACTOR GROUP FROM AND AGAINST ANY CLAIMS, LOSSES, DAMAGES, COSTS (INCLUDING LEGAL FEES), EXPENSES AND LIABILITIES ARISING FROM POLLUTION AND/OR CONTAMINATION (I) EMANATING FROM THE PROPERTY OF OR EQUIPMENT OWNED OR LEASED BY COMPANY GROUP AND LOCATED WITHIN FIVE HUNDRED METRES OF THE LOCATION OF THE APPLICABLE COMPANY GROUP WORKSITE, AND (II) ARISING FROM OR RELATED TO THE PERFORMANCE OF THE AGREEMENT.

11.1.6

CONSEQUENTIAL LOSS

NOTWITHSTANDING ANYTHING TO THE CONTRARY, COMPANY WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRACTOR GROUP FROM COMPANY GROUP’S OWN CONSEQUENTIAL LOSS AND OWN PUNITIVE LIABILITY AND CONTRACTOR WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS COMPANY GROUP FROM CONTRACTOR

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GROUP’S OWN CONSEQUENTIAL LOSS AND OWN PUNITIVE LIABILITY, IN EACH CASE ARISING FROM OR RELATED TO THE PERFORMANCE OF THE AGREEMENT. NOTWITHSTANDING THE FOREGOING, NEITHER PARTY EXCLUDES OR LIMITS ITS LIABILITY FOR FRAUD.

11.1.7

PROFESSIONAL LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY, CONTRACTOR WILL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS COMPANY GROUP FOR LOSSES OF COMPANY GROUP WHICH DIRECTLY ARISE AS A RESULT OF CONTRACTOR  GROUP’S PROFESSIONAL NEGLIGENCE UP TO A LIMIT OF 1 MILLION UNITED STATES DOLLARS PER YEAR.

11.1.8

CONTRACT GOVERNS

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS ALL EXCLUSIONS AND INDEMNITIES GIVEN UNDER THIS ARTICLE (SAVE FOR THOSE UNDER ARTICLE 11.1.3 (THIRD PARTY CLAIMS)) WILL APPLY IRRESPECTIVE OF CAUSE AND NOTWITHSTANDING THE NEGLIGENCE OR BREACH OF DUTY (WHETHER STATUTORY OR OTHERWISE) OF COMPANY GROUP OR CONTRACTOR GROUP AS THE CASE MAY BE AND WILL APPLY IRRESPECTIVE OF ANY CLAIM IN TORT, UNDER CONTRACT OR OTHERWISE AT LAW, BUT WILL NOT APPLY TO CLAIMS, LOSSES, DAMAGES, COSTS (INCLUDING LEGAL COSTS), EXPENSES AND LIABILITIES CAUSED BY THE GROSS NEGLIGENCE OF THE MANAGERIAL AND SENIOR SUPERVISORY PERSONNEL OF COMPANY GROUP OR CONTRACTOR GROUP AS THE CASE MAY BE, OR THE WILFUL MISCONDUCT OF COMPANY GROUP OR CONTRACTOR GROUP AS THE CASE MAY BE. NEITHER PARTY EXCLUDES OR LIMITS ITS LIABILITY TO THE EXTENT THE SAME MAY NOT BE EXCLUDED OR LIMITED AS A MATTER OF LAW.

11.1.9

NOTIFICATION

IF EITHER PARTY BECOMES AWARE OF ANY INCIDENT LIKELY TO GIVE RISE TO A CLAIM UNDER THE ABOVE INDEMNITIES, THEY WILL NOTIFY THE OTHER AND BOTH PARTIES WILL COOPERATE FULLY IN INVESTIGATING THE INCIDENT.

11.1.10

THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS ARTICLE 11.1 ARE INTENDED TO APPLY EVEN IN THE CASE OF NEGLIGENCE OR OTHER FAULT OF THE PARTY INDEMNIFIED (EXCEPT WHERE THE PARTIES HAVE PROVIDED THAT AN INDEMNITY DOES NOT APPLY IN THE CASE OF GROSS NEGLIGENCE OF THE MANAGERIAL AND SENIOR SUPERVISORY PERSONNEL OF A PARTY OR WILFUL MISCONDUCT OF A PARTY AND SUCH EXCLUSION IS APPLICABLE TO THE CLAIMS, LOSSES, DAMAGES, COSTS (INCLUDING LEGAL FEES), EXPENSES OR LIABILITIES). THE PARTIES INTEND THAT THIS STATEMENT COMPLIES

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WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.

11.2

INSURANCE

11.2.1

Insurance Coverage

Contractor will arrange as a minimum the insurances set out in this Article and ensure that those insurances are in full force and effect throughout the duration of the Agreement.  All such insurances will be placed with reputable and substantial insurers, satisfactory to Company and will for all insurances other than Employers Liability Insurance/Worker's Compensation and Professional Indemnity Insurance, to the extent of the liabilities and obligations of Contractor under Article 11.1 of the Agreement, include the Company Group as additional insured. To the maximum extent permitted by Applicable Laws, all insurances required under this Article will be endorsed to provide that underwriters waive any rights of recourse, including in particular subrogation rights against the Company Group in relation to the Agreement to the extent of the liabilities and obligations of Contractor under Article 11.1 of the Agreement.  The provisions of this Article will in no way limit the liability of Contractor under the Agreement.

11.2.2

Insurance Policies

Contractor warrants that all insurances required to be effected under this Article will be legally compliant in all countries in which Scope is to be supplied and will consist of:

(a)

Employers Liability and/or (where the jurisdiction of where Scope is to be supplied or under which the employees employed requires the same) Worker's Compensation insurance covering personal injury to or death of the employees of Contractor engaged in the performance of Scope to the minimum value required by any applicable legislation including extended cover (where required) for working offshore but in any case up to a minimum level of one million (US$ 1,000,000) United States dollars per occurrence;

(b)

General Third Party Liability insurance (including coverage for sudden and accidental pollution) for any incident or series of incidents covering the operations of Contractor  in the performance of the Agreement, in an amount not less than two million (US$ 2,000,000) United States dollars per occurrence;

(c)

Third party and passenger liability insurance as may be required by applicable law or similar regulation in the countries of use for motor vehicles used by Contractor in connection with the execution of the Scope with a minimum indemnity limit of one million (US$1,000,000) United States dollars per occurrence;

(d)

Medical Treatment and Repatriation Insurance

(e)

Professional Indemnity Insurance with a limit of not less than one million United States dollars(US$ 1,000,000) for any one claim or such other minimum

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indemnity as may be required by statute or similar regulation in the countries where the Agreement is performed (whichever is the higher).

(f)

If any of the Scope supplied under the Agreement involves the provision of vessels by Contractor or is performed on or over navigable waters, the Contractor will require the owner or operator of vessels to obtain the following additional coverage:

(i)

Marine Hull and Machinery (H&M) and/or Property insurance including war risk coverage and, to the extent not provided in (ii) below, collision liability in respect of all vessels used by Contractor Group in the performance of Scope in an amount not less than the full value of all vessels, craft or floating equipment owned or hired by Contractor Group;

(ii)

Protection and Indemnity (“P&I”) Liability Insurance for each vessel used in the performance of Scope including, but not limited to, coverage for injuries to or death of masters, mates and crews, wreck and debris removal, collision and (if applicable) tower’s liabilities not covered under the H&M insurance, third party injury and property damage liability, excess collision liabilities, and pollution liabilities. The policy limit for this insurance must be not less than the following United States dollars per occurrence limits:

Type/Category of Vessel/Watercraft	Minimum limits Outside US (#)	Minimum limits for US operations (#)
Standard Limits for vessels/watercraft, except as otherwise noted below or in Appendix 1 to Section 1	US$ 50,000,000	US$ 150,000,000

Drilling Vessels (in Heavy Lift vessels Pipe laying vessels Other vessels/rigs classified as mobile offshore units and not falling into one of the other categories	US$ 250,000,000	US$ 500,000,000
Vessels not engaged in the service of tankers, offshore oil rigs, service or installation of pipelines and single point mooring buoys	US$ 20,000,000	US$ 50,000,000

Small Craft (< 1000 GT) or Inland Craft (rivers and littoral areas), which are not engaged in the service of tankers, offshore oil rigs, service or installation of pipelines and single point mooring buoys

	US$ 10,000,000	US$ 20,000,000

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(#)  Vessels involved in specialized operations within the meaning of the P&I Club rules will carry a limit of not less than one hundred million (US$ 100,000,000) United State dollars for such special operations to cover loss or damage to third party installations.

(g)

If any of the Scope supplied under the Agreement involves the provision of aircraft by Contractor, Aircraft Liability Insurance for aircraft used by Contractor or any of its Subcontractors in connection with the execution of Scope with a minimum indemnity limit of one hundred and fifty million (US$150,000,000) United States dollars per occurrence, unlimited as to the number of occurrences;

(h)

Such further insurance as may be required by law.

All above insurance limits may be fulfilled through any combination of primary and excess insurance in accordance with this Article.

11.2.3

Subcontractors

Without limitation of Contractor’s obligations and responsibilities, if Contractor Subcontracts any portion of Scope, Contractor will ensure the insurance provisions of each Subcontract are consistent with the Agreement; however Subcontractors need not carry any insurances that would duplicate any insurances provided by Contractor or Company.

11.2.4

Cancelation/Material Change

Contractor will notify Company of any cancellation, or material change to the terms, of any insurance within seven (7) days of receipt of the insurer’s notification to that effect.  If Contractor at any time neglects or refuses to provide any insurance required herein, or should any insurance be cancelled, Company will have the right to procure such insurance.  In such event, the Contract Price payable by Company will be reduced by an amount equal to Company's costs in procuring such insurance.

11.2.5

Liability/Deductibles/Primary

Review or acceptance by Company Group of any certificate, insurer, or terms or limits of insurance proposed by Contractor Group will not relieve Contractor Group of any obligation or liability under or arising from the Agreement or at law.  All losses and damages for which Contractor is liable and all the deductibles on all insurances referred to in this Article will be for Contractor’s account.  The provisions of this Article will apply to the maximum extent permitted by law.  Nothing in this Article will apply or be interpreted or construed to conflict or overrule mandatory law, which will continue to apply to the parties.  All of the insurance policies that Contractor is required to arrange in terms of this Article 11.2 will be considered as primary insurances in relation to insurances arranged by Company without any right of contribution from any such Company arranged insurance policy.

11.2.6

Statutes

If this Agreement is subject to anti-indemnity statutes in jurisdictions, including, but not limited to, Colorado, Texas, Louisiana or Wyoming, the following will apply:

(a)

At Company’s request, Contractor shall have Company billed directly by Contractor’s insurer or broker in the amount of the actual cost required for Company Group to be named an additional insured, representing all material costs of the insurance protection for Company Group.

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Contract nr. PT50890

(b)

Where no additional premium charge is assessed, it is conclusively presumed that there is no such charge and Contractor, its insurers and brokers, are not bearing any material cost for such coverage.

(c)

Contractor has communicated with its insurers or brokers the requirements for premiums for additional insured coverage under anti-indemnity statutes. If requested, Contractor agrees to obtain from its insurers or brokers documentation evidencing that the insurers consent to the waiver of the provisions of the Louisiana Oilfield Indemnity Act (La. R.S. 9:2780, et seq.) or other similar anti-indemnity statute in the relevant jurisdiction, and that all material costs associated with obtaining additional insured coverage as described in this Agreement have been borne solely by Company, as well as for waivers of subrogation and primary endorsements.

12.

TAXATION

12.1

Contractor will be responsible for and indemnify Company from all taxes, levies, social securities and other charges and duties imposed in connection with the provision of the Work and the supply of goods and intangible property (referred to as “Tax”), except for value added tax in countries of the European Union or an equivalent sales tax which is due in respect of the supply from Contractor to Company (the above mentioned value added tax and equivalent sales tax are collectively referred to as “Indirect Tax”).

12.2

To the extent that the provision of the Work and the Results and intangible property are subject to Indirect Tax which is due as described above, the amount of such tax will be added to the fee on the invoice. Company specifically does not accept responsibility for any Indirect Tax that relates to purchases by Contractor or Contractor’s suppliers. Where legally possible, Contractor will apply a tax exemption, 0% rate or any other tax facility applicable in the relevant country. In the case Company has to pay a withholding tax to the tax authorities under the applicable tax regime(s), Company shall pay to Contractor the amount of the invoice after deduction of such tax.

12.3

In the event that a refund opportunity arises with respect to any Tax paid by one party as a result of the transactions governed by this Agreement, both Parties shall reasonably work together to pursue such refund. If one party receives a refund, or a credit for any Tax paid by the other party, then the party receiving the refund or credit agrees to refund to that other party the full amount of such refund or credit.

12.4

In the event that Contractor is considered to have a permanent establishment in any country occasioned by the performance of the Work under the Agreement, Contractor shall be solely liable for (a) any liability for taxes and (b) any and all other costs incurred by Contractor due to such permanent establishment.

12.5

Contractor and Contractor personnel render the Work under this Agreement as independent party(ies) and is(are) not authorized to act as the agent or representative of Company or to represent that it or they are entitled so to act. Contractor and Company agree that no employment relationship shall exist between Company or any Affiliates and Contractor personnel. Contractor will maintain complete control over and have full responsibility for the performance of its personnel, agents, consultants and subcontractors. Company reserves no right to direct, supervise or control the operations, personnel, agents, consultants or subcontractors of Contractor. The Work must meet Company’s approval and is subject to the general right of inspection that allows Company to ensure satisfactory completion of the Work. Accordingly Contractor and Company agree as follows:

a)

Contractor shall be responsible for ensuring that all wages, fees, contributions and all social security and other contributions including for the avoidance of doubt

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national insurance contributions, charges and taxes required to be paid by Contractor in respect of Contractor personnel are paid, together with any payments due or in respect of any Contractor personnel required by law; and

b)

Contractor shall ensure that all appropriate deductions are made from the wages of Contractor personnel in respect of taxes, employees social security and other contributions including for the avoidance of doubt national insurance contributions.

13.

 COMPLIANCE WITH BUSINESS PRINCIPLES; LAWS; EXPORT REGULATION

13.1

Conduct of Business

(a)

Each Party has guidelines and policies covering the ethics of doing business and each Party acknowledges it will review or take notice of the other Party’s guidelines and policies.

For Company, these guidelines and policies are as follows:

(a)

the Shell General Business Principles (available at http://www.shell.com/sgbp);

(b)

the Shell Code of Conduct (available at http://www.shell.com/codeofconduct/);

(c)

the Shell Supplier Principles (available at www.shell.com/suppliers ); and

(d)

the Shell Global Helpline at http://www.shell.com/report_concerns/index.html.

(b)

Each Party agrees that it and its Related Parties will act consistently with their own guidelines and policies covering ethical conduct and the principles set forth in the other Party’s guidelines and policies in all its dealings with, for or on behalf of other Party in connection with this Agreement or any Purchase Order and the business resulting therefrom. In the event that each Party or any of its Related Parties supply staff that work for or on behalf of other Party or represent other Party, each Party guarantees that such staff will behave in a manner that is consistent with the principles set forth in the Shell Code of Conduct.  Subject to any applicable legal privilege, data protection or data privacy law, or express legal restriction, each Party shall notify the other Party immediately if it becomes aware of any behaviour by other Party staff, each Party or its Related Parties which is, or may be, inconsistent with any principles in the Shell General Business Principles, the Shell Code of Conduct, or any applicable law.

(c)

At a Party’s reasonable request, the other Party will provide information to the Party as necessary to complete and fully respond to the other Party’s usual questionnaires and due diligence to confirm compliance by the Party with the Shell General Business Principles. As part of the Party’s due diligence, the other Party will grant the Party or its representatives reasonable access to the other Party’s facilities and sites upon reasonable prior notice.

13.2

Compliance with Laws

The Parties shall comply with all Laws and government rules, regulations and orders, including but not limited to, those related to health, safety and environment, employment rights and data protection. Each Party shall obtain at its own cost the required permits and shall provide the other Party such data reasonably requested by the other Party in relation thereto.

13.3

Compliance with Anti-Bribery Laws

(a)

The Parties represent and warrant that, in connection with this Agreement or any Purchase Order the business resulting therefrom: (i) they are knowledgeable about Anti-Bribery Laws applicable to the performance of this Agreement and will comply with all such laws; (ii) neither they nor a Related Party has made,

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offered or authorized or will make, offer or authorize any payment, gift, promise or other advantage, including a facilitation payment.

(b)

The Parties undertakes to immediately notify the other Party if in connection with this Agreement or any Purchase Order the business resulting therefrom they receive or become aware of any request from any person for any payment, gift, promise or other advantage of the type mentioned in Clause 13.3(a)(ii).

(c)

The Parties confirm that their appointment of the other Party was expressly made on the basis that Anti-Bribery Laws, and the Shell General Business Principles would not be violated.

(d)

The Parties represent and warrant that neither it nor any of its Related Parties are a Government Official or other person who could assert illegal influence on behalf of other Party or its Related Parties. If any of the foregoing becomes a Government Official, the Parties shall promptly notify other Party.

(e)

Each Party shall indemnify, defend, and hold harmless the other Party and its Related Parties from and against any and all losses, damages, claims, expenses, fines and penalties arising out of each Party’s representations in this Clause 13.3 being untrue or arising out of  each Party’s  breach of any of its warranties or undertakings in this Clause.

(f)

The Parties acknowledge that the contents of this Agreement and any Purchase Order may be disclosed by the other Party to Third parties for the purposes of demonstrating compliance with this Clause and the Shell Code of Conduct.

(g)

Each Party and its Affiliates shall maintain adequate internal controls and procedures to assure compliance with Anti-Bribery Laws including but not limited to procedures to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain such as the purpose of each transaction and to whom it was made or from whom it was received.

13.4

Export Regulations

(a)

The Parties hereby certify that in carrying out their obligations under this Agreement and any Purchase Order, they shall comply with all applicable governmental laws and regulations governing the export and re-export of goods, technology and/or services, including, without limitation, the U.S. Export Administration Regulations issued by the U.S. Department of Commerce, the U.S. trade sanctions legislation administered by the U.S. Department of the Treasury, European Council Regulation 428/2009, all Regulations and Decisions issued by the Council of the European Union for imposing restrictive measures in respect of particular countries and/or on entities and nationals of such countries and all amendments thereof.

(b)

Without prejudice to the foregoing, where requested to do so, Contractor will provide Company with the Export Control Classification Number (ECCN) and applicable jurisdiction(s) for any goods, software, or technology provided pursuant to this Agreement and any Purchase Order.

14.

 HSSE

14.1

General

(a)

Each Party assumes full responsibility for the adequacy, stability and safety of all the operations and methods necessary for the performance of the work, and each Party for its own worksites and subcontractors.

(b)

The Party responsible for a Worksite is solely responsible for determining the nature and scope of HSSE risks associated with the performance of that part of the Agreement on that Worksite, and will ensure that, when performing a

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Workstream at any Worksite, all personnel comply with all HSSE Standards applicable to the Worksite, including the full responsibility for supervision of all personnel to ensure that they adhere to all applicable safety requirements.

(c)

The other Party may require its own staff to adhere to HSSE requirements additional to the requirements applicable to the Worksite. Where conflicting, the HSSE policy for the Worksite shall apply.

(d)

Each Party may, at any time, and at other Party’s sole cost and risk, require the other Party to remove any personnel of the other Party from any Worksite of the first Party under the Agreement, for violation, in the opinion of the first Party, of applicable laws, site rules and regulations or HSSE Standards. In such event, the other Party will provide a suitable replacement for any such  person within a reasonable time.

14.2

HSSE Policy

(a)

Each Party shall have a written Health, Safety, Security and Environmental Policy dated and signed by the Chief Executive Officer. A copy of the policy statements is available for review by all personnel.

(b)

Each Party shall adopt a drugs and alcohol policy (to include testing) to assure a drug and alcohol free workplace. Each Party’s personnel shall not use, be under the influence of, possess, distribute or sell alcoholic beverages illicit or un-prescribed drugs, drug paraphernalia or misuse legitimate prescription drugs while on premises of any Party to this Agreement or any Purchase Order while performing activities elsewhere.

(c)

Both Company’s and Contractor’s HSSE Policies shall be included in the Agreement or any Purchase Order by reference and the HSSE policy of the Party responsible for a Worksite shall be applicable to any and all work performed at that Worksite.

14.3

The Parties shall at all times be aware of the Goal Zero principle and Shell’s Life Saving Rules. Whenever personnel of the Parties are on a Worksite of Company, they shall behave in a manner which is consistent with Company’s requirements for the management of health, safety, security, and the environment as well as any related rules, procedures or codes of practice (whether issued by Company, Affiliates of SHELL, or otherwise) in force at the relevant Worksite. Contractor confirms having received a copy of Shell’s Life Saving Rules (or alternatively, has taken notice of the Life Saving Rules at http://www.shell.com/home/content/environment_society/safety/culture/ ).

14.4

The Parties are solely responsible for determining the nature and scope of the health, safety, security and environmental risks associated with the work they and their personnel do in connection with this Agreement or a Purchase Order. Parties assume all responsibility and liability for such risks. Parties shall perform the activities without interfering with the operations of others.

14.5

Audit and Review

(a)

Each Party may review the other Party’s compliance with the HSSE plans on a regular basis.

(b)

Each Party and its authorized representatives shall have unrestricted access for audit purposes at all reasonable times to facilities, equipment, personnel, and records of the other Party and its subcontractors. Each Party shall include in critical subcontracts the rights of access for the other Party as described above.

(c)

Each Party shall implement all agreed recommendations from such audits within a time scale mutually agreed between Parties.

(d)

The Parties will co-ordinate with each other on all visits made by the other Party or the other Party’s sponsored visitors to ensure that safe arrangements are made. For all

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visitors to the other Party’s Worksite it shall be required by the other Party that the visit fully complies with all local safety and security procedures.

(e)

Each Party reserves the right to shut down the other Party’s activities with respect to the performance of the work if any unsafe practices or conditions are found during an audit or review. The other Party will not resume the work until such unsafe practices or conditions are corrected. Costs and schedule impact incurred for correction of unsafe practices and conditions shall be borne by the Other Party.

15.

AUDIT RIGHTS, INTERNAL CONTROLS AND RECORDS KEEPING

15.1

Contractor and its Affiliates shall maintain adequate internal controls and procedures to assure compliance with Anti-Bribery Laws including but not limited to procedures to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain such as the purpose of each transaction and to whom it was made or from whom it was received.

15.2

Contractor shall maintain, either physically, by electronic media or on microfilm, all records and information related to this Agreement and/or any work statement in connection therewith for a period of ten (10) years after the Agreement’s end date. Such records and information shall include at a minimum all invoices for payment submitted by Contractor to Company along with complete supporting documentation. Contractor shall ensure that its Related Parties and third party contractors comply with the requirement of this Clause 15.2.

15.3

Company shall have the right to audit all information, rates and costs and expenses related to this Agreement in connection therewith at any time during and within ten (10) years after termination of this Agreement. Company or any person authorised by Company may have access at all reasonable times to any place where the records are being maintained and Contractor shall afford every reasonable facility for this right of access. Company shall have the right to reproduce and retain copies of any of the aforesaid records or information. Contractor shall implement all agreed recommendations arising from the audits within a time scale, mutually agreed with Company.

15.4

Upon Company’s request Contractor will, as soon as reasonably practical, provide Company with all records relating to this Agreement and/or any work statement in connection therewith which are created or kept by its Related Parties or third party contractors.

16.

ASSIGNMENT AND SUB-CONTRACTING

16.1

Contractor shall not assign or novate all or any of its rights or obligations under this Agreement without the prior written consent of Company.

16.2

Notwithstanding Clause 16.1 hereof, Contractor may subcontract the performance of the whole or any part of the Work without the prior written consent of Company, but with prior notification of Company. Contractor shall remain fully responsible for the fulfillment of obligations so subcontracted.

16.3

Company may at any time assign or novate all or any part of the benefit of, or its rights or benefits and/or obligations under this Agreement to any Affiliate of Shell or to any successor to that part of its business to which this Agreement relates. Company shall be free to arrange for any of its obligations and/or rights under this Agreement to be performed or exercised respectively by one or more Affiliates of Shell and/or other third parties.

17.

AMENDMENTS AND VARIATIONS

 PART 2, page 22

Contract nr. PT50890

This Agreement may not be amended or modified orally and no amendment or modification shall be effective unless it is evidenced in writing and signed by the authorized representatives of each of the Parties.

18.

TERMINATION

18.1

In the event that  any Party:

a)

unlawfully repudiates this Agreement; or

b)

commits a substantial breach of any of its obligations under this Agreement and fails to remedy such breach within thirty (30) days after having been requested in writing to do so by the Party to give notice; or

c)

goes into liquidation, either compulsory or voluntary, (save for the purpose of reconstruction or amalgamation) or if a receiver, administrative receiver or administrator is appointed in respect of the whole or any part of that Party's assets ;or

d)

is able to prove that the other Party acted in a manner which is irreconcilable with how Company conducts its business in accordance with the Shell General Business Principles referred to in Clause 13 above.

e)

commits any or causes Company or any of its Related Parties to be in breach of applicable competition laws; or

f)

commits a material breach of the Laws not mentioned in this Clause; or

g)

otherwise ceases to be in a position to fulfil its obligations under this Agreement; or

h)

in the other Party’s reasonable opinion, the first Party or any of its Related Parties when performing work in connection with this Agreement:

a.

commits any or causes the other Party or any of its Related Parties to be in breach of  applicable Anti-Bribery Laws;

b.

breaches Clause 13.4 of this Agreement;

c.

commits any or causes the other Party or any of its Related Parties to be in breach of applicable competition laws; or

d.

commits a material breach of the Laws not mentioned in paragraphs (a) and (c) of this Clause;

the other Party may terminate this Agreement with Immediately by written notice to the first Party.

18.2

Upon termination of this Agreement pursuant to Clause 18.1 or Clause 13.3, the Parties shall consult to determine in good faith which parts of the Work has been performed in accordance with the requirements of this Agreement prior to termination and to agree the corresponding portion of the remuneration mentioned in Clause 7, which may be due to or recoverable from each Party in respect thereof. In case of termination of this Agreement pursuant to Clause 18.1 or Clause 13.3 the remuneration shall equate to the value of Results actually received by

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Company from Contractor or the remuneration already paid and due to be paid by Company to Contractor at the time of termination.

18.3

The termination of this Agreement pursuant to Clause 18.1 by either Party shall be without prejudice to any other remedies at law that may be available to such Party.

18.4

Any termination of this Agreement shall not relieve the Parties of any obligation accrued hereunder before the effective date of such termination, or affect any Party's rights obtained hereunder.

18.5

If Contractor go bankrupt, or otherwise cease all business operations, Company will receive a non-exclusive, royalty-free, non-transferable license to all background Intellectual Property Right of the company in question relating to or covering any part of  or otherwise useful in connection with  the System and/or the Results  either existing or newly developed, excluding any right to sublicense. This license shall include the right, for the sole benefit of Company, to make, have made, use and have usedmaterials, devices, apparatus, processes and the like which incorporate or otherwise utilize the technology being licensed.

19.

GOVERNING LAW AND DISPUTE RESOLUTION

19.1

Governing Law.  The substantive laws of the State of Texas, without regard to conflicts of laws principles that would require application of any other law, shall govern all matters arising out of, or relating to, this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, formation, construction, breach, performance, termination and enforcement, except (i) where work under the Agreement is subject to the provisions of the Outer Continental Shelf Lands Act (43 U.S.C. §1331 et seq.) then the applicable law shall be as mandated by the Act 43 U.S.C. §1333(a)(1) and (2); and (ii) the Federal Arbitration Act shall govern interpretation, enforcement and proceedings under Clause 19.4. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

19.2

Resolution Procedures.  Any dispute arising out of or relating to this Agreement, including without limitation its validity, interpretation, formation, construction, breach, performance, termination and enforcement (“Dispute”) shall be resolved in accordance with this Clause, which provides the sole and exclusive procedures for resolution, except if either or both parties are sued by a third party (not bound by this Agreement) in a court proceeding, each party can assert any indemnity claim or any other claim against the other arising out of or relating to this Agreement in the court proceeding.

19.3

Mediation.  The parties shall endeavor to resolve any Dispute by mediation under the International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure in effect on the date of this Agreement (“CPR Mediation Procedure”), except as modified herein, by one party serving a written request on the other.  The mediation shall be held in Houston, Texas.  If the Dispute is not resolved within 60 days of the initial written request for mediation, or sooner if the mediation is terminated under the CPR Mediation Procedure before such time, there shall be no further obligation to mediate.

19.4

Arbitration.  Any Dispute that remains unresolved 60 days after a written request for mediation, or sooner if the mediation is terminated under the CPR Mediation Procedure before such time, shall be finally resolved by arbitration under the CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement (“Rules”), which are incorporated except as modified herein.  Arbitration shall be commenced within two years of the date of the underlying activities giving rise to the dispute except that this period of limitations shall be tolled during the mediation phase specified above.  The parties hereby waive their right to arbitrate or contest in any forum disputes arising outside this two-year period, notwithstanding any longer periods generally available under any otherwise applicable statute, common law or other authority.

 PART 2, page 24

Contract nr. PT50890

If no party has demanded damages greater than U.S. $5.0 million, and no party has demanded non-monetary relief, there shall be one arbitrator chosen in accordance with Rule 6.4 of the Rules.  Otherwise, there shall be three arbitrators, of whom each party shall select one arbitrator and thereafter those two arbitrators shall together select the third arbitrator.  If the party-appointed arbitrators fail to agree on the third arbitrator within 30 days of the selection of the last party-appointed arbitrator, the third arbitrator shall be appointed in accordance with the Rules.  Hereinafter, “arbitrator(s)” will be referred to as “Tribunal.”

Discovery shall be permitted only to the extent, if any, expressly authorized by the Tribunal upon a showing of substantial need by the party seeking discovery.  In resolving any discovery dispute, the Tribunal shall require a requesting party to justify the time and expense that its request may involve, and may condition granting a request on payment of part or all of the cost by the party seeking the information.  The parties agree that the decisions of the Tribunal with respect to discovery are final and binding and waive any right to later challenge an arbitral award on that basis under the Federal Arbitration Act or other applicable law.

The place of arbitration shall be Houston, Texas.  The Tribunal shall be bound by the Governing Law Clause 19.1.  There shall be no right or authority for any claims to be arbitrated on a class action basis.  The Tribunal shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability or formation of Clause 19.4, including but not limited to any claim that all or any part of the Clause is void or voidable. Hearings shall be held on consecutive days without interruption, absent unusual circumstances. The Tribunal shall endeavor to issue an award within eight (8) months of the appointment of the last arbitrator, but failure to meet that timetable shall not affect the validity of the award.  Judgment upon the award rendered by the Tribunal may be entered by any court having jurisdiction.

20.

ENTIRE AGREEMENT

This Agreement constitutes the whole and only agreement between the Parties relating to its subject matter and supersedes and extinguishes any other agreement, document or pre-contractual statement relating to the same subject matter.

21.

SEVERABILITY

The invalidity or enforceability of any term or of any right arising out of this Agreement shall not affect the validity or enforceability of the remaining provisions.

22.

NON–EXCLUSIVE RELATIONSHIP

Subject to the terms of this Agreement and any Purchase Order, the Parties are free to enter into competing business relationships with Third Parties.  Without limiting the foregoing, the Parties will work exclusively with each other on the scope of this Agreement but will retain full autonomy to conduct independent Company and Contractor work and collaborations outside the scope of this Agreement.

23.

WORK PERFORMED ON PARTIES’ PREMISES

23.1

The employees, agents and representatives of either Party shall abide by such regulations, including security and health and safety regulations, as are applicable to their presence on the other Party's premises to the extent such regulations do not contravene the

 PART 2, page 25

Contract nr. PT50890

provisions of this Agreement. A copy of those regulations will be available from Parties on demand, if a separate confidentiality and restricted use agreement must be signed in order to obtain access to a Party's premises, then in case of a conflict between the provisions of such confidentiality and restricted use agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

23.2

The Parties shall have the right to require the removal of anyone disobeying such regulations and each Party reserves the right to refuse entry to any person whom it reasonably considers unsuitable, having regard to clause 23.1.

24.

PUBLIC ANNOUNCEMENT

None of the Parties shall issue any press release or other public statement about any Project or the fact of their collaboration  hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

25.

PERSONAL PROTECTIVE EQUIPMENT & CLOTHING

Contractor shall ensure that Contractor Personnel have and use appropriate PPE at the Contractor Group Worksite. The PPE & clothing shall conform to specific local legislation or if none, Internationally Recognised Standards and professional standards.  Contractor shall establish and maintain written procedures to manage the use of PPE and clothing.   The content of supplier safety data sheets and Company procedures are to be considered in implementing an appropriate program.

This includes, but is not limited to:

i)

Developing and maintaining a PPE Hazard Assessment list of jobs/activities which require PPE/clothing and the type to be used.

ii)

Specifying methods of making people aware of when and where PPE/clothing must be used.

iii)

Specifying how people are fitted for PPE/clothing.

iv)

Specifying how people are trained to put on and use PPE/clothing and its limitations.

v)

Specifying how to issue, inspect, maintain, store and replace PPE/clothing.

vi)

Specifying requirements for both workers and visitors.

vii)

Demonstrating an effective respiratory protection program is in place where respirators are or may be required.   The program shall address: selection of equipment, proper planned and emergency use, cleaning, limitations of use, training, how to demonstrate a good fit, periodic monitoring of the program, medical clearance prior to use, use of face piece spectacles when appropriate and type of respirators allowed.

26.

HAZARDOUS SUBSTANCES

These provisions apply to situations where a 3rd party supplier or contractor, physically brings or causes chemical substances to be brought onto Company premises including the use of such chemicals during services provided by the contractor. Contractor includes any sub-contractor.

Contractor and shall identify hazardous substances and implement processes and procedures to manage the risks. Processes and procedures shall comply with Internationally Recognised Standards and local legislation.

 PART 2, page 26

Contract nr. PT50890

Contractor shall notify Company of the identity of any chemical substances before bringing onto the job site or supplying any potentially hazardous substance or material. The Contractor is to ensure that all licences, permits, and other certificates for work under his control have been obtained from appropriate authorities.   Contractor will adhere to any site specific requirements identified by Company including spill response and clean up, first aid or internal incident reporting and any applicable safety program requirements.

A copy of the most current safety data sheet for all chemicals and other hazardous substances used in the performance of the contracted services is to be submitted to the designated Company focal point. Contractor employees should be familiar with the hazards of the chemicals they may be required to take precautionary measures for and know how to access applicable safety data sheets.

Contractor shall have a system for control of substances hazardous which, as a minimum must be able to:-

1. Assess the risks to health and environment

2. Decide what precautions are required including legally required risk management measures

3. Prevent or adequately control exposure

4. Ensure that control measures are used and maintained

5. Monitor the exposure

6. Carry out appropriate health surveillance

7. Ensure personnel are properly informed, trained and supervised

Contractor shall follow accepted safe work practices regarding the storage, use, disposal of all hazardous substances.

It is the responsibility of the Contractor to properly dispose of any hazardous substance brought onto the site or generated through a contracted service. Disposal shall be in compliance with all applicable regulatory agency / governing body requirements and standards.

Contractor shall provide employees who may be exposed to hazardous substances suitable Personal Protective Equipment (PPE) and provide training regarding use, storage, and maintenance of the PPE.  PPE shall be the last resort in the hierarchy of controls, with elimination, substitution and isolation taking precedence. When these controls are not feasible, proper PE shall be required in place of or in addition to the other controls.

27.

HEARING CONSERVATION

The Contractor shall identify and assess through Health Risk Assessments (HRA) those tasks and areas where Noise Levels could result in Noise Induced Hearing Loss.

The contractor shall reduce noise exposure to As Low As Reasonably Practicable.

The Contractor shall do maintenance to keep Noise Levels in line with the equipment design criteria. Peak Noise Levels in the workplace shall be kept below 140dB(C) (this value applies irrespective of the duration of the exposure or the use of hearing protection). Exposure of personnel to noise shall be kept below 85dB(A) for an eight-hour Noise Dose.

When hearing protection or procedural controls are used to maintain exposure below 85dB(A) for an eight-hour Noise Dose, the following shall be undertaken:

 PART 2, page 27

Contract nr. PT50890

•

Establish hearing protection zones based on a Noise Contour of 85dB(A) and identify them with marking/signage.

•

When portable equipment is the source of the noise use location drawings, equipment marking or other controls to identify hearing protection zones.

•

Train personnel who enter hearing protection zones about noise hazards, describe:

•

how to identify areas where hearing protection is required;

•

the correct use and maintenance of hearing protection;

•

the effect of noise on hearing; and

•

how to prevent Noise Induced Hearing Loss.

The contractor shall select hearing protection that fits, and reduces exposure of personnel below 85dB(A) for an eight-hour Noise Dose.

The contractor shall provide medical surveillance (Audiometry) and verify personnel are tested at the times and frequency specified by the HRA.

Hearing protection shall be provided to everyone who may enter identified hearing protection zones.  Personnel shall be instructed to wear hearing protection at all times when entering or working in an identified hearing protection zone and verify use.

Contractor shall update noise assessments when equipment or conditions change in a way that may increase the exposure of personnel to noise (in line with the HRA process).

 PART 2, page 28

Contract nr. PT50890

Section 2B – Intellectual Property

1.

Supply of information and Results

1.1

Results shall be provided by Contractor in the form of a written report and a presentation to Company by Contractor.  At the request of Company Contractor shall provide Company with written reports on the progress made with regard to the Work and the Results in so far as deliverable at the time of the request.

1.2

Acceptance of completion of the Work and sufficiency of the Results shall be at Company’s sole discretion. Company shall respond to a written report by Contractor within 30 days to confirm the acceptance or rejection of completion of the Work, otherwise it shall be deemed that Company rejected the Results.

2.

Ownership

2.1

Ownership of and ability to use all rights, including Intellectual Property Rights, in relation to Contractor Information and Company Information shall remain unaffected by this Agreement.

2.2

Parties agree that all rights, titles and interests in the Results, including the Intellectual Property Rights therein shall vest exclusively in Contractor.

3.

Grant of Rights/Exclusivity

3.1

In return for Company’s investment under this Agreement Company will receive and Contractor hereby grants to Company or shall cause to be granted to Company and its Affiliates an exclusive, royalty-free, , non-transferable, world wide, right to use the Results and any and all Intellectual Property Rights related thereto Nothing contained in this Clause 3.1 shall grant Company or its Affilaites any rights to commercialize, directly or indirectly, the Results or any Intellectual Property Rights related thereto.

3.2

If Company at its sole discretion decides not to further fund the use of the technology, beyond the scope of this Agreement, in accordance with Clause 4.1, the exclusive license granted under Clause 3.1 above will automatically convert into a non-exclusive, royalty-free, perpetual, non-transferable, world wide, irrevocable right and license to Company and its Affiliates to internally use the Results and any and all Intellectual Property Rights related therein solely for internal research and evaluation purposes in the field of terrestrial subterranean oil, gas and geothermal natural resources as from the date of expiry of the 2 months period from acceptance of completion of the Work by Company.  Nothing contained in this Clause 3.2 shall grant Company or its Affliates any rights to commercialise or otherwise use the Results in conjunction with any third party for commercial purposes. Futhermore, for the avoidance of doubt, Contractor and/or Contractor’s Affiliates shall be free to use the Results and any and all Intellectual Property Rights therein for continued development of the technology and for any other purposes.

 PART 2, page 29

Contract nr. PT50890

3.3

Contractor agrees to grant to Company a licence under any Intellectual Property Rights of third parties, strictly to the extent required for the use of the Results, licensed to Contractor with the right to grant sub-licences to third parties, subject to any terms and conditions imposed by such third parties on Contractor.

3.3

Contractor agrees that it shall not use the Intellectual Property Rights of third parties without the written permission of Company to carry out the Work where it is not free to provide a sub-licence to Company of such Intellectual Property Rights.

3.4

Contractor shall save, indemnify, defend and hold harmless Company, its Affiliates, and their respective officers directors and employees from all claims, losses, damages, costs (including legal costs), expenses, and liabilities of every kind and nature for, or arising out of, any alleged infringement of any patent or proprietary or protected right, arising out of or in connection with the performance of the obligations of the Contractor under the Agreement. Company shall promptly notify Contractor in writing of any such allegations or suit and Contractor shall undertake and control Company’s defense, provided that Company shall have the right to be represented by its own counse, at Company’s expense, in any such proceedings.  Contractor will not settle or compromise any such claim, action or proceeding without the consent of Company if the settlement or compromise obligates any of Company to make any payment, part with any property, assume any obligation, grant any licence or other rights or be subject to any injunction by reason of such settlement or compromise.

4.

Right of first refusal for further funding

4.1

The Work shall consist of a first phase study as set out in PART 3 –Section 3A – the Work, Results and Delivery Schedule. Acceptance of completion of the Work, sufficiency of the Results and a decision on further funding in accordance with the Results and the scope (including budget, schedule, and funding requirements) contained therein shall be at the sole discretion of Company. Company shall not unreasonable withhold acceptance of the completion of the Work.

Within 2 months from acceptance of completion of the Work Company shall inform Contractor whether it is willing to fund an extention of the Work with a mutually agreeable scope of work. In the event Company fails to inform Contractor of its decision to finance an extention of the Work, it shall be deemed not to, upon which Contractor shall be free to engage third parties for further development.

5.

Right of first refusal  /offer to buy Intellectual Property

5.1

If Company decides to fund an extention of the Work, beyond the scope of this Agreement,and Contractor wishes to sell or wishes to accept an offer to sell any of its Intellectual Property Rights in the Results, within twelve (12) months following Company’s decision to fund an extension of the Work beyond the scope of this Agreement, Contractor must give notice (herein “the Notice”) in writing to Company giving details of the proposed transfer including:

•

description of the Intellectual Property Rights;

•

the name of the proposed buyer;

 PART 2, page 30

Contract nr. PT50890

•

the amount in cash, or a breakdown in cash per Intellectual Property Right, at which Contractor is willing to sell each of the Intellectual Property Rights (or the cash equivalent of an offer in kind);

•

the material terms and conditions under which the proposed buyer is willing to buy the Intellectual Property Rights, including warranties, liabilities, indemnifications and all material aspects of the proposed transaction;

•

whether the offer is conditional on all, or a specific number of, the assets being sold (Minimum Transfer Condition).

5.2

Company shall inform Contractor whether it is willing to buy such Intellectual Property Rights on terms no less favourable and at the amount of cash, or cash equivalent for an offer in kind, stipulated in the Notice within (forty five) 45 days from receipt of the Notice (herein “the Notice Expiry Date”).

5.3

a: If Company fails to confirm that it is willing to buy the Intellectual Property Rights pursuant to clause 5.2 above , Contractor can proceed with the sale of the the Intellectual Property Rights to the proposed buyer under the terms and conditions set out in the Notice, subject to the obligation of Contractor to include in the transaction documents acknowledgement of the licence rights granted to Company under Clause 2 above, as far as relevant, and the obligation to the proposed buyer to continue such licence under the same terms and conditions as set out under this Agreement, as far as relevant.

b:  If Contractor fails to complete the sale to the proposed buyer within  180 (one hundred eighty) days from the Notice Expiry Date, Company’s right of first refusal shall be revived.  Contractor shall notify Company of its failure to complete the transaction, and issue a renewed Notice to Company.

c: Under no circumstance shall Contractor be allowed to close the transaction with the proposed buyer on terms that are less onerous to Contractor than presented to Company in the Notice.

5.4

If Company exercises its right of first refusal, Parties shall work in good faith to complete the transaction within 90 (ninety) days from the notification that Company wishes to exercise its right of first refusal, and execute such documents as may be required to complete the transaction.

 PART 2, page 31

Contract nr. PT50890

PART 3 - COOPERATION

Section 3A – The Work, Results and Delivery Schedule

Section 3B – Payment Schedule and Invoicing Instructions

Section 3C – Shell Further Rights for Participation

PART 3, Page 1

Contract nr. PT50890

Section 3A – The Work, Results and Delivery Schedule

Contractor is independent with respect to all Work, and while Company has the right to make suggestions to the Contractor as to the results to be obtained, Contractor has the complete control, supervision and direction of the method and manner of obtaining such results, and is responsible therefore.

Work, Results and Delivery Schedule

1

DEFINITIONS:

“Deliverables” means any tangible items to be achieved as the Results of the Work performed against the work scope as described in PART 3A to this Agreement and possible future agreed update(s) to the agreed work scope.

“Results” means the results, conclusions, findings, inventions, solutions, specifications, recommendations, software, user manuals, documentation, reports, designs, drawings, data or other information, documents, or materials, which arise or are made or created in the performance of the Project, including the Deliverables.

“Project” aims to demonstrate proof of concept of an efficient and economic drilling technology through repetitive hypervelocity impacts at the rock face.

2

Work

2.1

The Work, as to be performed by Contractor and its subcontractors, has to deliver the following Project Results described in the Scope of Work of the Project.

2.2

Scope of Work and Timeline

•

Perform an engineering desktop study that bridges the gap between the designs presented during the Shell GameChanger extended panel meeting of 21 May 2014, and a field demonstration of the envisioned technology.

•

This desktop study manifest itself as a written report that contains sufficient engineering and operating details (including identification of Contractor held IP components) how such a system could operate for real.

•

As a minimum the written report should contain details about: articulation of the value and application sweet spot in a to be identified and defined field of use; proof of concept definition; HSE aspects; additional (including commercial) development needs including their envisioned time-lines.

•

Value articulation is expressed by means of economic modelling using non-confidential datasets.

•

The report is of sufficient quality and specificity, including enunciation of future investment needed by Shell GameChanger, to allow for decision-making during a Shell GameChanger tollgate about next, if any, subsequent phases of the Project.

•

The engineering desktop study is having an expected Project duration of maximum 6 months elapse time.

At completion of the Work as defined in the Scope of Work, Company at its sole discretion and independent of the Results, can elect to fund an extension of the Work with a mutually agreeable scope of work. This decision will be taken during a GameChanger tollgate meeting that will be held within 30 days of accepting completion of the Work.

There is no penalty or delay in Company review if the contractor delivers the Work early (anytime prior to 6 month estimated duration).

2.3

Acceptance of completion of the Work and sufficiency of the Results shall be at Company’s sole discretion.  Company shall not unreasonably withhold acceptance of completion of the Work and sufficiency of the Results.

2.4.

Parties will jointly make decisions regarding on how, within the defined work scope, the method and manner in which the work is to be performed and the results are obtained.

3.

LOCATIONS/SOURCES OF SUPPLY (IF DEFINED)

The Work shall be carried out at the premises of Contractor, unless otherwise agreed between the Parties.

PART 3, Page 2

Contract nr. PT50890

4

INSPECTIONS AND TESTING REQUIREMENTS

One or more representatives of Company shall be entitled to visit and be present at any tests forming part of the Work at any time during the Work with reasonable notice.

5

LICENSE AND PERMIT REQUIREMENTS

N/A

SITE AND ADDITIONAL HSSE REQUIREMENTS

N/A

6

DOCUMENT AND INFORMATION REQUIREMENTS (TO ACCOMPANY SCOPE)

N/A

7

Not Applicable

N/A

8

KEY PERSONNEL FOR WORK

N/A

9

SUPPLY OF INFORMATION

Company shall arrange for the disclosure to Contractor of such Company Information, as Company deems necessary, at its sole discretion, to ensure satisfactory progress is made on the Work.

Contractor shall arrange for the disclosure of Information to Company to ensure satisfactory progress is made on the Work.

10

Not Applicable

N/A

11

Reporting

11.1

Delegates

Contractor Focal Point	Company Focal Point:
Mark C. Russell	Hans Haringa
CEO	PTI/IP – GameChanger
HyperSciences, Inc	Shell Global Solutions International B.V.
1702 S Rockwood Blvd, Spokane	Kessler Park 1
WA 99203	2288 GS Rijswijk
USA	The Netherlands
T: + 1 509 994 8577	T: +31 70 447 4204
E: mrussell@energeticx.net	E: hans.h.haringa@shell.com

11.2   Contractor Focal Point undertakes to the keep the Company Focal Point fully informed in relation to such the Work, and, unless the Parties agree otherwise, at least once every two (2) weeks, provide the Company Focal Point with a written summary setting out the Results and summarizing the progress of the Work for the Project in accordance with the Scope and schedule set out in the relevant Purchase Order.

11.3

Unless waived by Company, upon completion or termination of a Project, the Contractor Focal Point for that Project shall submit a final written report to the Company Focal summarizing the activities under the Project and detailing the Results and any Deliverable for the Project.

PART 3, Page 3

Contract nr. PT50890

11.4

The Delegates shall convene, in person or by telephone, with at least one representative of each party once every two (2) weeks to discuss the progress of the Work.

Parties can determine different interval mechanism for regular meetings.

PART 3, Page 4

Contract nr. PT50890

Section 3B – Payment Schedule and Invoicing Instructions

REMUNERATION AND PAYMENT

Project cost

Total Project
Materials Cost	23,250
Direct Labor	113,197
Other Direct Costs	54,117
Overhead	9,376

Total	199,940

1

MILESTONE PAYMENTS

In full and final settlement for the performance of the Work, production and issue of the Results and for fulfilling and/or complying with all other terms and conditions of this Agreement Company shall pay to Contractor the total amount of one two hundred thousand United States dollars (USD 200,000.00) for the respective milestone delivery.

The total amount should be paid in 2 installments in accordance with the schedule quoted in PART 3 – Section 3A.

a) $100,000.00 USD (one hundred thousand US dollars)

payable upon execution of this Agreement; Upon completion of the relevant preparation activities and the readiness to commence the Work, for example, acquirement of all relevant consumables, equipment and third party services in order to be able to commence the Work.

b) $100,000.00 USD payable upon completion, receipt and acceptance by Shell of the deliverables and submission of the final report, to Shell and the respective accepted receipt by Shell.

To the extent authorized, Company shall reimburse all additional required out-of-pocket travel and lodging expenses as part of the Work for Contractor at actual cost (including, but not limited to, hotel, airfares and car rentals collectively “Travel Expenses”) provided that such Travel Expenses are documented with receipts and are attached to the invoice. Travel shall be at normal coach/economy class fares; overnight lodging shall be at rates comparable to standard economy room rates. Contractor shall arrange alternatives to hotel expenses (e.g. apartment rentals, corporate housing, etc.) and local transportation (e.g. sharing of rental cars, etc.) to minimize lodging expenses where cost effective.

Travel expenses shall be invoiced together with each installment.

Travel expenses estimated at Contractor $15,975 USD in total are included in the Total Project costs. Any indication that the estimated expenses are insufficient requires the immediate consultation of the Company Focal Point and Deputy Chairman.

PART 3, Page 5

Contract nr. PT50890

Section 3C – Shell Further Rights for Participation

Contingent upon Company providing funding for an extension of the Work, with a mutually agreeable scope of work as explained in Section 3A,  this Section 3C shall then apply and be governed by the following general principles:

1.

Future Pricing

For any product and/or service supplied by or on behalf of Contractor, or any of its affiliates, incorporating the System (“Products”):

A.

First Right to Order: during the period of two (2) years from the commercial availability of Products, Company shall have the first right to order such Products ahead of any Third Party under commercially reasonable terms and timing of orders.

B.

Pricing: Most Favored Customer. Contractor shall make all efforts to ensure that the net effective prices payable by Company and/or Affiliate of Shell for Products shall be no greater and on terms no less favourable in the aggregate to such Shell and/or Affiliate of Shell than those which Contractor or Affiliate of Contractor charge to any other customer for equivalent products covered by this clause 1, for purposes of this section(Future Pricing), such pricing is defined as the “MFC Pricing Provision”.

C.

Continuity of Supply: in the event Contractor or its affiliate is unwilling or unable to supply, upon commercially reasonable terms and and timing of orders Products requested by Company or any Affiliate of Shell, Company and/or its Affiliates shall be granted a licence under the Intellectual Property Rights of Contractor or its Affiliates to the extent necessary to enable Company or its Affiliates to make and supply, or engage a Third Party to make and supply Products until such time as Contractor is able to fulfill Products requests by Company or its Affiliates

Royalty Fee: In addition, Contractor will pay an annual licensing fee to Company, on commercially reasonable terms and conditions to be separately negotiated, based on revenue received by Contractor (including any sublicense fees) from selling commercial Products by Contractor or its licensees.  The licensing fee to be paid by Contractor will be capped at three times Company’s payments to Contractor under this Agreement

--- END OF THE DOCUMENT ---

PART 3, Page 6

AMENDING AGREEMENT

THIS AMENDING AGREEMENT made this 18th day of June, 2015,

BETWEEN:

SHELL INTERNATIONAL EXPLORATION AND PRODUCTION INC.

- and -

HYPERSCIENCES, INC

WHEREAS the parties entered into a COOPERATIVE RESEARCH AGREEMENT made as of October 24, 2014, identified by agreement number PT50890, as amended and assigned (the “Agreement”);

AND WHEREAS the parties wish to amend the Agreement as set forth herein;

NOW THEREFORE,in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1

Definitions:   Capitalized terms used and not otherwise defined in this Amending Agreement shall have the meanings given thereto in the Agreement.  When used herein, “ Amending Agreement ” means this amending agreement, including the recitals and schedules hereto.

1.2

Interpretation: This Amending Agreement forms part of the Agreement and shall be governed and interpreted in accordance with the Agreement, subject to the amendments set out herein.

ARTICLE 2 - AMENDMENTS AND CONFIRMATION

2.1

Amendments:   The parties hereby amend the Agreement effective June 1, 2015, as follows:

(a)

The definition of System in the Definition section (Clause 1, Section 2A – General Terms And Conditions) shall be deleted in its entirety, and all references to System in the General Terms and Conditions will also be deleted.

(b)

The definition of Technology in the preamble to the Agreement shall be replaced by the following:

“Technology” shall mean a hypersonic percussive drilling system including any and all Intellectual Property rights therein, whether currently existing or developed in the future.”

(c)

A new definition shall be included in the Definition section (Clause 1, Section 2A – General Terms And Conditions) :

“Field of Use: shall mean the field of terrestrial subterranean oil, gas, and geothermal natural resources.”

(d)

Clause 11.2.2 Insurance Policies sub (b) of PART 2 – Section 2A – General Terms and Conditions is deleted in its entirety and replaced with the following:

Amending Agreement 01 Contract PT50890

“General Third Party Liability insurance (including coverage for sudden and accidental pollution) for any incident or series of incidents covering the operations of Contractor  in the performance of the Agreement, in an amount not less than five million (US$ 5,000,000) United States dollars per occurrence”;

(e)

Clause 18 Termination, sub 5 is deleted in its entirety and replaced with the following:

“In the event of termination of this Agreement on the grounds of Clause 18.1 (c), Company automatically will receive, as hereby granted by Contractor in advance, a non-exclusive, royalty-free, non-transferrable, irrevocable, perpetual, worldwide license to the Technology to enable Company to develop, make and/or supply, or engage a Third Party to develop, make and/or supply, products and/or services incorporating the Technology solely for use in the normal business operations of Company and/or its Affiliates in the Field of Use.”

(f)

PART 2 – Section 2B – Intellectual Property, Clause 3 heading “/Exclusivity” is deleted.

(g)

PART 2 – Section 2B – Intellectual Property Clause 3.1 is deleted in its entirety and replaced with the following:

“Contractor hereby grants to Company or shall cause to be granted to Company and its Affiliates a perpetual, non-transferable, irrevocable, non-exclusive, royalty-free, world wide, right under the Deliverables to use and have used the Deliverables for any purpose, make copies, prepare derivative works, adapt and translate the Deliverables, solely for use in the normal business operations of Company and/or its Affiliates. Nothing in this clause 3.1 shall grant the Company and/or its Affiliates a right to commercialize, or engage a Third Party to commercialize the Deliverables.

(h)

PART 2 – Section 2B – Intellectual Property Clause 3.2 is deleted in its entirety and replaced with the following:

“In the event Contractor or Contractor Group five (5) years after completion of the Phase II Scope of Work is unwilling or unable to provide upon commercially reasonable terms and timing of orders product and/or service incorporating the Technology requested by Company or any Affiliate of Shell, Company will receive and Contractor hereby grants to Company or shall cause to be granted to Company a non-exclusive, royalty-free, perpetual, non-transferable, world wide, irrevocable right and license to Company and its Affiliates to use the Technology (including the Deliverables) only to the extent necessary to enable Company to develop, make and/or supply, or engage a Third Party to develop, make and/or supply, products and/or services incorporating the Technology solely for use in the normal business operations of Company and/or its Affiliates in the Field of Use.”

(i)

PART 2 –Section 2B - Intellectual Property, Clause 4 Right of first refusal for further funding, is deleted in its entirety.

(j)

PART 2 –Section 2B - Intellectual Property, Clause 5 Right of first refusal  /offer to buy Intellectual Property sub 1 is deleted in its entirety and replaced with the following:

Amending Agreement 01 Contract PT50890

“If Contractor wishes to sell or wishes to accept an offer to sell any of its Technology within 36 months from the Effective Date, Contractor must give notice (herein “the Notice”) in writing to Company giving details of the proposed transfer including:

•

description of the Intellectual Property Rights;

•

the name of the proposed buyer;

•

the amount in cash, or a breakdown in cash per Intellectual Property Right, at which Contractor is willing to sell each of the Intellectual Property Rights (or the cash equivalent of an offer in kind);

•

the material terms and conditions under which the proposed buyer is willing to buy the Intellectual Property Rights, including warranties, liabilities, indemnifications and all material aspects of the proposed transaction;

•

whether the offer is conditional on all, or a specific number of, the assets being sold (Minimum Transfer Condition).”

(k)

PART 3 – Section 3A – The Work, Results and Delivery Schedule is extended with an additional Scope of Work as described and attached hereto as Appendix I.

(l)

PART 3 – Section 3B – Payment Schedule and Invoicing Instructions is deleted in its entirety and replaced with a revised Section 3B attached hereto as Appendix II.

(m)

PART 3 – Section 3C – Shell Further Rights for Participation, Clause 1 – Future Pricing is deleted in its entirety, excluding the Royalty Fee, and replaced with the following:

1.

Company’s future rights

From the moment any products and/or services incorporating the Technology (“Products”) become commercially available, Company shall have the following rights:

(a)

Company shall have the right to order and shall never be deprived of or excluded from the right to order, such Products under commercially reasonable terms and timing of orders.

(b)

the net effective prices payable by Company and/or Affiliates of Shell for Products shall be no greater and on terms no less favourable in the aggregate to such Company and/or Affiliate of Company than those which Contractor or Affiliate of Contractor or any third party on behalf of Contractor charge to any other customer for equivalent products covered by this clause 1, for purposes of this section (Company’s future rights), such pricing is defined as the “MFC Pricing Provision”.

2.

Third Party Beneficiary Clause

2.1

Any further contract with respect to the transfer of Contractor’s rights in the Technology, whether  by assignment, sub-licensing, sale  or otherwise  entered into by or on behalf of Contractor with any third party will expressly include the following provisions for the benefit of Company:

“In respect of the financial contribution made by Shell International Exploration and Production, Inc. to the development of the hypersonic percussive drilling system in the form suitable for commercial exploitation (the “Technology”), Company  and Affiliates of Shell

Amending Agreement 01 Contract PT50890

shall have the right to order and shall never be deprived of or excluded from the right to order products and/or services incorporating the Technology under commercially reasonable terms and timing of orders and under net effective prices no greater and on terms no less favourable in the aggregate than those charged to any other customer for equivalent products.

Shell International Exploration and Production, Inc. is an express third party beneficiary of this Cooperative Research Agreement.”

2.2

Contractor shall indemnify, and hold harmless Company and Affiliates of Shell from and against any damage, loss or expense incurred by Company and Affiliates of Shell in connection with any failure to perform the obligation of Contractor set forth in clause 2.1. above.

Confirmation:   Each of the parties confirms that except as amended pursuant hereto, the Agreement (as amended) shall remain in full force and effect in accordance with the terms thereof.  In the event of a conflict between the terms of this Amending Agreement and the terms of the Agreement, the terms of this Amending Agreement shall prevail to the extent required to resolve such conflict.

Amending Agreement 01 Contract PT50890

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date first written above.

SHELL International Exploration and Production, Inc.	HyperSciences, Inc
Signature: /s/ Wendy Miller	Signature: /s/ Mark C. Russell
Name: Wendy Miller	Name: Mark C. Russell
Title : Principal Commercial Administrator	Title : CEO
Date: 18 June 2015 | 19:09 GMT	Date: 18 June 2015 | 15 :31 GMT
Place:	Place: Spokane, WA

Amending Agreement 01 Contract PT50890

APPENDIX I

Scope of work phase-2

Demonstrate and document the commercial and technical viability of the HyperDrill™ way of ‘making hole’ (the Technology) following an experimental design and accelerated experimentation approach over an elapsed period of 6 to 9 months.

Demonstration means execution of a set of carefully designed physical experiments, demonstrating the HyperDrill™ way of ‘making hole’ (the Technology). These experiments are based on, and underpinned by numerical modeling & models and performed under conditions representative and applicable (pressures & rock types) in sedimentary rock based hydrocarbon extraction.

Rock types (for at least two ‘making hole’ needs to-be demonstrated) should be representative for the extremes of the in phase-1 envisioned operating envelope.

Rock types need to-be characterized by parameters used in the hydrocarbon extraction drilling industry (e.g. density, porosity, compressional and shear wave velocities, unconfined compressive strength, Mohr friction angle, mineralogy and grain sizes).

Results are expressed in terms that enable 1-2-1 comparisons with bench marked way of ‘making hole’ under similar conditions. As a minimum the following data needs to-be collected: ROP (instantaneous and average), wellbore quality (diameter min/max/average, tortuosity, spiraling, round- smoothness), resulting well bore properties including well bore damage & stability, and ejecta characteristics (mass & particle size distribution per material).

Technical viability explicitly includes demonstrating the feasiblility of the dynamic end cap component (placement and pressure differential containment) but not necessary in an integrated way whilst ‘making hole’.

Technical viability explicitly excludes hydraulic hole cleaning aspects.

Demonstrating commercial viability means a draft business plan that addresses the following:

•

The Company and the opportunity

•

Market segmentation & competition

•

Market entry focus and strategy

•

Critical assumptions

•

Strategic & operational plan

•

Critical risks and success factors and milestones for next 12 months

•

Financial model (including cash flow forecast) for different scenarios (with underpinning articulated assumptions)

•

IP plan

•

Management Team and organization including ‘gaps’

•

Governance structure

Amending Agreement 01 Contract PT50890

APPENDIX II

Section 3B – Payment Schedule and Invoicing Instructions

REMUNERATION AND PAYMENT

Project cost for Scope of Work phase-2; total USD 557,500.00

1

MILESTONE PAYMENTS

In full and final settlement for the performance of the Work, production and issue of the Results and for fulfilling and/or complying with all other terms and conditions of the Agreement, as amended by this Amending Agreement,  Company shall pay to Contractor the total amount of five hundred fifty seven thousand five hundred United States dollars (USD 557,500.00)for the respective milestone delivery.

Subject to the conditions of the associated Purchase Order, the total amount shall be paid in several installments in accordance with the following schedule.

a) $278,750.00 USD (two hundred seventy eight thousand seven hundred and fifty US dollars) billable upon execution of this Amending Agreement;

b) $139,375.00 USD (one hundred thirty nine thousand three hundred seventy five US dollars) billable upon start of the experiments of ‘making hole’ under conditions representative and applicable (pressures & rock types) in sedimentary rock based hydrocarbon extraction.; and

c) $139,375.00 USD (one hundred thirty nine thousand three hundred seventy five US dollars) payable upon completion, receipt and acceptance by Shell of the deliverables and submission of the final report, to Shell and the respective accepted receipt by Shell.

To the extent authorized, Company shall reimburse all additional required out-of-pocket travel and lodging expenses as part of the Work for Contractor at actual cost (including, but not limited to, hotel, airfares and car rentals collectively “Travel Expenses”) provided that such Travel Expenses are documented with receipts and are attached to the invoice. Travel shall be at normal coach/economy class fares; overnight lodging shall be at rates comparable to standard economy room rates. Contractor shall arrange alternatives to hotel expenses (e.g. apartment rentals, corporate housing, etc.) and local transportation (e.g. sharing of rental cars, etc.) to minimize lodging expenses where cost effective.

Travel expenses shall be invoiced together with each installment.

Travel expenses estimated are included in the Total Project costs. Any indication that additional expenses are expected the immediate consultation of the Company Focal Point and Deputy Chairman is required.

Contractor shall submit to Company invoices in accordance with the Agreement. Company shall pay Contractor within thirty (30) days (unless otherwise stated by Company) of receipt by Company of a correctly prepared and properly supported invoice to the address specified in the Agreement. If Company, in good faith, disputes the amount of any invoice or any part thereof, Company will notify Contractor as to the amount Company concedes to be correct and Contractor will issue two (2) invoices to Company: an invoice containing the dispute amount and an invoice containing the undisputed amount. Company reserves the right to withhold payment of such disputed amount pending resolution.  The parties shall endeavour to settle at the earliest possible date any invoicing matters in dispute.

    Amending Agreement 02 – PT50890

AMENDING AGREEMENT # 02

THIS AMENDING AGREEMENT IS DATED June 27, 2016

BETWEEN:

SHELL International Exploration and Production, Inc. (“Company”),

and

HyperSciences, Inc. (“Contractor”)

RECITALS

The parties entered into a COOPERATIVE RESEARCH AGREEMENT dated October 24, 2014, identified by agreement number PT50890.

 The agreement referenced above with any prior amendments is the CONTRACT, which is amended as provided below

THE PARTIES AGREE AS FOLLOWS

1. INTERPRETATION

1.1 Definitions

Capitalised terms used and not otherwise defined in this AMENDING AGREEMENT have the meanings given to them in the CONTRACT.

1.2 Interpretation

This AMENDING AGREEMENT forms part of the CONTRACT and is governed and interpreted by the terms of the CONTRACT.

2. AMENDMENTS AND CONFIRMATION

2.1 Amendments

(a) The CONTRACT is amended effective June 30, 2016, according to the provisions in this sub‐article.

(b) Company Focal Point in Article 4. NOTICES of PART 1 – COOPERATION AGREEMENT is deleted in its entirety and replaced with the following:

Hani Elshahawi, GameChanger at Shell International Exploration and Production Inc.

Westhollow Technology Center, 77082‐3101, Houston, Texas, USA

T: +12815446721 E: hani.elshahawi@shell.com

(c) PART 3 – Section 3A – The Work, Results and Delivery Schedule is extended with an additional Scope of Work as described and attached hereto as Appendix I.

    Amending Agreement 02 – PT50890

(d) PART 3 – Section 3B – Payment Schedule and Invoicing Instructions is deleted in its entirety and replaced with a revised Section 3B attached hereto as Appendix II.

2.2 Confirmation

The CONTRACT remains in full effect, subject to the amendments set out in this AMENDING AGREEMENT. In the case of any conflict between the terms of this AMENDING AGREEMENT and the terms of the CONTRACT, the terms of this AMENDING AGREEMENT prevail.

Signatories

For and on behalf of SHELL International

For and on behalf of HyperSciences, Inc.

Exploration and Production, Inc.

 /s/ Tom Tulig_______________________

/s/ Mark Russell_______________________

Name:

Tom Tulig

Name:  Mark Russell

Position: GM - Process Development

Position: CEO

    Amending Agreement 02 – PT50890

APPENDIX I

Scope of work phase‐2.1

Deliverables

1)

Update Hyperdrill Phase 1 Study for a deep down‐hole tool concept

• Conceptual Design and Basic System Integration

• Compare and down select Driver Technology (RamAccel, Combustion Gun, Chemical, Electric, etc.)

• Compare and down select Driven Technology (Projectile Types, Mass, shape, etc.)

• Well Control methodology and procedures

• Updated economics

2)

DWOP (drilling the well on paper) for a Generic Well or Well Section of an oil/gas Well

3)

DWOP (drilling the well on paper) for an Engineered Geothermal Well

Stage Gates

1) After 4 months at end of the update deliverable

2) After 6 months at the end of the DWOP deliverables

Cost breakdown

These are primarily labour costs‐no major materials costs – only half of the cost is passed through to Shell as two full time staff engineer and two part time senior drilling tool specialists will be required.

• Two full time HyperSciences staff engineers X (40 hr/wk X 24 weeks) X $125/hour)= $240K

• Two X 50%  Senior drilling tool specialist consultancy fees = 2 X $5000/month X 4 months = $40K

    Amending Agreement 02 – PT50890

 APPENDIX II

Section 3B – Payment Schedule and Invoicing Instructions

REMUNERATION AND PAYMENT

Project cost for Scope of Work phase‐2.1; total USD 280,000

 1 MILESTONE PAYMENTS

In full and final settlement for the performance of the Work, production and issue of the Results and for fulfilling and/or complying with all other terms and conditions of the Agreement, as amended by this Amending Agreement, Company shall pay to Contractor the total amount of Two hundred and eighty thousand United States dollars (USD 280,000) for the respective milestone delivery.

Subject to the conditions of the associated Purchase Order, the total amount shall be paid in several installments in accordance with the following schedule.

a) eighty thousand USD (80,000 US dollars) billable upon execution of this Amending Agreement; Upon completion of the relevant preparation activities and the readiness to commence the Work, for example, acquirement of all relevant consumables, equipment and third party services in order to be able to commence the Work.

 b) one hundred thousand USD (100,000 US dollars) payable upon completion, receipt and acceptance by Shell of the first milestone;

c) one hundred thousand USD (100,000 US dollars) payable upon completion, receipt and acceptance by Shell of the deliverables and submission of the final report.

To the extent authorized, Company shall reimburse all additional required out‐of‐pocket travel and lodging expenses as part of the Work for Contractor at actual cost (including, but not limited to, hotel, airfares and car rentals collectively “Travel Expenses”) provided that such Travel Expenses have been requested by Company and are documented with receipts and are attached to the invoice. Travel shall be at normal coach/economy class fares; overnight lodging shall be at rates comparable to standard economy room rates. Contractor shall arrange alternatives to hotel expenses (e.g. apartment rentals, corporate housing, etc.) and local transportation (e.g. sharing of rental cars, etc.) to minimize lodging expenses where cost effective.

Travel expenses shall be invoiced together with each instalment.    Travel expenses estimated are included in the total project costs. Any indication that additional expenses are expected the immediate consultation of the Company Focal Point is required.    Contractor shall submit to Company invoices in accordance with the Agreement.  Company shall pay Contractor within thirty (30) days (unless otherwise stated by Company) of receipt by Company of a correctly prepared and properly supported invoice to the address specified in the Agreement.

IF Company, in good faith, disputes the amount of any invoice or any part thereof, Company will notify Contractor as to the amount Company concedes to be correct and Contractor will issue two (2) invoices to Company: an invoice containing the dispute amount and an invoice containing the undisputed amount. Company reserves the right to withhold payment of such disputed amount pending resolution.   The parties shall endeavour to settle at the earliest possible date any invoicing matters in dispute.